As filed with the Securities and Exchange Commission on April 12, 2006

                                                     Registration No. __________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            HEALTHRENU MEDICAL, INC.
                 (Name of Small Business Issuer in Its Charter)

             Nevada                          2844                  25-1907744
(State or Other Jurisdiction of  (Primary Standard Industrial    (IRS Employer
 Incorporation or Organization)   Classification Code Number)  Identification No.)

                                12777 Jones Road
                                    Suite 481
                                Houston, TX 77070
                                 (281) 890-2561
          (Address and Telephone Number of Principal Executive Offices)

                           12777 Jones Road, Suite 481
                                Houston, TX 77070
                   (Address of Principal Place of Business or
                      Intended Principal Place of Business)

                                   Copies to:

Robert W. Prokos                                       Thomas P. Gallagher, Esq.
President and Chief Executive Officer                   Deborah L. Carroll, Esq.
HealthRenu Medical, Inc.                              Gallagher, Briody & Butler
12777 Jones Road, Suite 481                                155 Village Boulevard
Houston, TX 77070                                           Princeton, NJ  08540
(281) 890-2561                                                    (609) 452-6000
(Name, Address and Telephone                        (Name, Address and Telephone
Number of Agent for Service)                        Number of Agent for Service)

                                 ---------------

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------  ----------------------  -----------------  ---------------------  --------------
                                                                       Proposed
Title Of Each                                                          Maximum            Proposed Maximum       Amount Of
Class Of Securities                            Amount To               Offering Price     Aggregate Offering     Registration
To Be Registered                               Be Registered           Per Share (1)      Price (1)              Fee (3)
---------------------------------------------  ----------------------  -----------------  ---------------------  --------------
Common Stock, par value $0.001 per share       120,000,000 shares(2)   $0.19              $22,800,000            $2,440
---------------------------------------------  ----------------------  -----------------  ---------------------  --------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price is based upon the mean between the closing bid and asked prices for the common stock as quoted by the Over-the-Counter Bulletin Board on April 11, 2006.

(2) Represents (a) up to 64,690,666 shares of common stock issuable pursuant to a Standby Equity Distribution Agreement with Cornell Capital Partners, LP at an estimated price of $0.16 per share, representing 97% of the lowest volume weighted average price of the common stock as quoted by Bloomberg, LP; (b) 1,465,065 shares of common stock issued to Cornell Capital Partners, LP as a commitment fee pursuant to a Standby Equity Distribution Agreement with Cornell Capital Partners, LP, including 293,013 shares held by its transferee; (c) 90,909 shares of common stock issued to Monitor Capital, Inc. as placement agent under the Standby
      Equity Distribution Agreement; (d) 500,000 shares of common stock underlying warrants issued to MultiGrow Advisors, LLC for consulting services; (e) 100,000 shares of common stock underlying warrants issued to Portfolio Lenders II, LLC for services; (f) 4,456,362 shares of common stock underlying warrants issued to North Coast Securities Corporation and its agents for services as placement agent of the 2006 private placement and the 2005 private placement and for consulting services; and (g) up to 48,696,098 shares of selling stockholders participating in the 2006 private placement and the 2005 private placement.

(3) A Registration Fee in the amount of $5,179 was previously paid in connection with Registration Statement No. 333-128757 filed on September 30, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION DATED APRIL 12, 2006

                            HEALTHRENU MEDICAL, INC.

                       120,000,000 Shares of Common Stock

      Our common stock is quoted on the Over-the-Counter Bulletin Board under the stock symbol "HRUM.OB". On April 11, 2006, the closing price for our common stock was $0.19 per share.

      This prospectus relates to the sale of up to 120,000,000 shares of our common stock from time to time by the selling stockholders identified in the selling stockholder table appearing on page 25 of this prospectus.

      We will receive no proceeds from the sale of our common stock by the selling stockholders identified in this prospectus.

      You should read this prospectus carefully before you invest in us.

      Investing in our common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 8.

       Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is __________, 2006

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Prospectus Summary ..........................................................2

Risk Factors ................................................................8

Forward Looking Statements..................................................20

Use of Proceeds.............................................................20

Plan of Distribution........................................................21

Selling Stockholders........................................................25

Market Prices and Dividend Policy...........................................31

Business....................................................................34

Management's Discussion and Analysis of Financial
Condition and Results of Operations.........................................41

Management..................................................................48

Executive Compensation......................................................49

Principal Stockholders......................................................50

Certain Transactions........................................................51

Description of Securities...................................................53

Legal Matters...............................................................56

Experts.....................................................................56

Where You Can Find More Information.........................................56

Index to Financial Statements..............................................F-1

                               PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and notes included in this prospectus. It does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements and notes thereto, before deciding to invest in our common stock offered by this prospectus.

                                    OVERVIEW

We are a biotechnology company that develops and distributes proprietary products for personal skin care and wound care under the Health Renu(R) brand name. Our products are all natural and provide nutrients and proteins designed to aid the body in its healing process. We believe that our products provide an effective and affordable answer to healthcare's major skin related challenges.

We have developed two product lines - our HealthRenu medical line and our BetterSkin consumer line - which consist of the following products:

HEALTHRENU MEDICAL LINE:

      o     DERM-ALL GEL

            Used for non-healing wounds, pressure ulcers, diabetic ulcers, and surgical wounds.

      o     SKIN RENU PLUS

            Used for diabetic neuropathy, circulation, skin preparation for pre-operative surgery patients, used in post-operative surgical wound care to prevent against possible staph infections and promote rapid recovery and scar reduction of the wound site.

      o     SKIN RENU LOTION

            Used for diabetic preventive skin care, preventive skin care for pressure ulcers, dermatitis, eczema, age spots, chronic bruising associated with thin skin, skin conditioner for thin skin, chronic dry skin, cracked hands, and preventive care against latex allergies.

      o     SKIN RENU

            Used for age spots, bruising, and burns as well as by people with serious allergic reactions to insect bites.

      o     RENU CARE

            Used as a non-rinse cleanser for bed patients, provides skin protection and can be used for stage 1 pressure ulcers (bedsores).

      o     DEEP RELIEF

            Has transdermal ability to penetrate through skin layers, transferring anti-inflammatory ingredients through muscle tissue to inflamed joints. Made with a heat action and used for severe arthritis.

      o     HEALTH RENU SPORTS MEDICINE

            Has transdermal ability to penetrate through skin layers, transferring anti-inflammatory ingredients through muscle tissue to inflamed joints. Made with peppermint oil which gives a peppermint fragrance as well as anti-inflammatory action. Made with a mild heat action.

      o     FACIAL SOAP

            Used for facial skin disorders. Contains omega 3,6 and 9 fatty acids as well as vitamins.

BETTERSKIN CONSUMER LINE:

Our BetterSkin scented body lotions and body washes are designed for every day use by consumers. Our BetterSkin products come in the most popular selling scents in the U.S. - vanilla, strawberry, grapefruit, mango, cucumber melon, rose and peach - and contain seven essential oils and vitamins.

We distribute our HealthRenu products directly to consumers and through distributors to nursing homes, hospices, doctors' offices, pharmacies and other medical markets and retailers throughout the U.S. Our products are registered for such sale and distribution by the U.S. Food and Drug Administration. Historically, most of our sales have been to consumers, nursing homes, home health care, pharmacies, smaller medical supply companies, family clinics, and orthopedic surgeons, with some sales to hospitals. We have not yet commenced distribution of our BetterSkin products.

                              BUSINESS DEVELOPMENT

We were originally incorporated in Colorado as American Merger Control, Inc. on January 6, 1986. In 1990, we changed our name to Ultratech Knowledge Systems, Inc., and in 1993 we changed our name again to AGTsports, Inc. During the fiscal years ended September 30, 1991 through September 30, 1998, our business plan was to pursue providing technological and software services to golf and related industries. In 1998, we abandoned this business plan and were considered a "shell" or "blank check" company whose sole purpose was to search for and enter into new business opportunities.

On September 4, 2003, we merged into AGTsports, Inc., our wholly-owned Nevada subsidiary. As a result of the merger, we became a Nevada corporation.

On September 26, 2003, we entered into an exchange agreement with Health Renu, Inc, a Delaware corporation, and the former Health Renu, Inc. stockholders whereby Health Renu, Inc. became our wholly-owned subsidiary and our control shifted to the former Health Renu, Inc. stockholders. Since its inception in 1997, Health Renu, Inc. had been in the medical research and development stage, with a focus on creating and improving its skin care and wound care products. Health Renu, Inc. had very little production or revenue.

The exchange agreement represented a recapitalization of Health Renu, Inc. with accounting treatment similar to that used in a reverse acquisition. Health Renu, Inc. emerged as the surviving financial reporting entity but we remained as the legal reporting entity. As a result of our acquisition of Health Renu, Inc. and a change in our business focus to skin care and wound care products, we changed our name to HealthRenu Medical, Inc. In this prospectus, a reference to us includes a reference to Health Renu, Inc. and vice-versa unless otherwise indicated.

Our principal executive offices are located at 12777 Jones Road, Suite 481, Houston, Texas 77070 and our telephone number is (281) 890-2561.

Information contained on our web site (www.healthrenumedical.com) does not constitute part of this prospectus.

                                  GOING CONCERN

Our accompanying financial statements have been prepared on a going concern basis, which contemplates our continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of December 31, 2005, we had an accumulated deficit of approximately $5.1 million.

We have financed our operations since inception primarily through equity financings and loans from our officers, directors and stockholders. We have recently entered into a standby equity distribution agreement. No assurances can be given that the additional capital necessary to meet our working capital needs or to sustain or expand our operations will be available in sufficient amounts or at all under the standby equity credit agreement or otherwise. Continuing our operations in 2006 is dependent upon obtaining such further financing.

Our accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders are:

      o Cornell Capital Partners, L.P. and its transferee, which intend to sell up to 1,465,065 shares of common stock issued to Cornell Capital Partners, L.P., as a commitment fee pursuant to the standby equity distribution agreement entered into between us and them and up to 64,690,666 shares of common stock to be issued pursuant to the standby equity distribution agreement;

      o Monitor Capital, Inc., which intends to sell up to 90,909 shares of common stock received as a placement agent fee;

      o Two selling stockholders who intend to sell up to 600,000 shares of common stock issuable upon warrants issued for service;

      o North Coast Securities Corporation and its designees who intend to sell up to 4,456,362 shares of common stock underlying warrants issued as a fee for serving as our placement agent in our private placement of units closed in February 2006 and our private placement of units closed in August and September 2005 and for consulting services; and

      o Selling stockholders, who intend to sell up to 3,425,000 shares of common stock issued or issuable upon conversion of 8% unsecured convertible notes, related interest payable in up to 822,000 shares and up to 6,850,000 shares of common stock issuable upon the exercise of related warrants, sold in our private placement of units conducted in August and September 2005.

      o Selling stockholders, who intend to sell up to 4,000,000 shares of common stock issued or issuable upon conversion of 8% secured convertible notes, related interest payable in up to 1,600,000 shares and up to 32,000,000 shares of common stock issuable upon the exercise of related warrants, sold in our private placement of units conducted in February 2006.

Pursuant to the standby equity distribution agreement, we may sell to Cornell Capital Partners, L.P. up to $10.0 million worth of our common stock at a price equal to 97% of the lowest volume weighted average price as quoted by Bloomberg, L.P. for the five consecutive trading days after the date upon which we request an advance under the agreement. In addition, Cornell Capital Partners, L.P. will retain a cash fee of 5% from the proceeds received by us for each advance under the agreement for a total effective discount to the market price of our common stock of 8%. This 8% discount is an underwriting discount.

Cornell Capital Partners, L.P. intends to sell any shares it acquires pursuant to the standby equity distribution agreement at the then prevailing market price. Such sales may cause our stock price to decline.

Cornell Capital Partners, L.P. may sell shares of our common stock subject to an advance notice from us at any time from and after its receipt of the notice, including during the applicable five-day pricing period for determination of stock price and prior to our issuance of the shares to it. This could cause downward pressure on the price of our common stock and therefore reduce the purchase price that Cornell Capital Partners, L.P. pays for the common stock. Cornell Capital Partners, L.P. may not know the precise number of shares that it will purchase prior to the fifth trading day after a notice is given but may (1) make an informed estimate based on recent market prices, (2) provide for a sale of a dollar value rather than a number of securities or (3) sell shares from its current holdings to cover any short sale that might otherwise result. A short sale results if a prospective seller sells stock that it does not yet own. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to deliver to the purchaser. The seller profits when the stock price declines because it is purchasing shares at a price lower than the price at which it is selling the stock.

We may not request advances under the standby equity distribution agreement if the shares to be issued in connection with such advances would result in Cornell Capital Partners, L.P. owning more than 9.9% of our then outstanding common stock. As of April 11, 2006, we had 26,094,589 shares outstanding so Cornell Capital Partners, L.P. could not own in excess of 2,583,364 shares. We will be unable to sell additional shares of our common stock to the investor under the standby equity distribution agreement if it is unable to reduce its holdings so as to remain below the 9.9% threshold.

Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock issuable under the standby equity distribution agreement.

Monitor Capital, Inc., North Coast Securities Corporation and certain of its designees are "underwriters" within the meaning of the Securities Act of 1933 in connection with the sale of the securities held by them.

Common Stock Offered                   Up  to  120,000,000  shares  by  selling
                                       stockholders. This equals 459.87% of our outstanding common stock on the date hereof.

Offering Price                         Market price

Common Stock Outstanding               26,094,589 shares
Before The Offering

Use Of Proceeds                        We will not  receive any  proceeds  from
                                       sales of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock to Cornell Capital Partners, L.P. under the standby equity distribution agreement will be used for sales and marketing, product development and general working capital purposes. See "Use of Proceeds."

Risk Factors                           The  securities  offered  hereby  involve
                                       a  high   degree  of  risk  and immediate
                                       substantial dilution. See "Risk Factors".

Over-The-Counter Bulletin              HRUM.OB
Board Symbol

                          SUMMARY FINANCIAL INFORMATION

We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the years ended September 30, 2005 and 2004 and the three months ended December 31, 2005 and 2004. In our opinion, the unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of our financial condition as of December 31, 2005 and our results of operations for the three month periods ended December 31, 2005 and 2004. Interim results are not necessarily indicative of operations for a full year. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes appearing elsewhere in this prospectus.

SUMMARY STATEMENT OF OPERATIONS DATA:

                                          Three Months Ended                  Years Ended
                                             December 31,                     September 30,
                                     ----------------------------    ---------------------------
                                         2005            2004            2005           2004
                                     ------------    ------------    ------------   ------------
                                             (Unaudited)
Sales                                $     5,364     $      3,753    $      9,785   $     21,806
Cost of sales                        $     1,083     $        948    $     13,458   $     43,306
Gross margin                         $     4,281     $      2,805    $     (3,673)  $    (21,500)
General and administrative expense   $   255,266     $    349,278    $ (1,347,138)  $ (1,457,701)
Net loss                             $  (312,652)    $   (346,484)   $ (1,992,402)  $ (1,479,631)
Net loss per share (basic and        $     (0.01)    $      (0.01)   $      (0.07)  $      (0.08)
diluted)

SUMMARY BALANCE SHEET DATA:

                                        December 31, 2005    September 30, 2005
                                       ------------------    ------------------
                                           (Unaudited)
      Working capital (deficit)           $  (478,608)           $  (163,253)
      Current assets                      $    26,103            $   184,145
      Total assets                        $    39,648            $   193,737
      Current liabilities                 $   504,711            $   347,398
      Stockholders' equity (deficit)      $  (465,063)           $  (153,661)

                                  RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in our common stock offered by this prospectus.

                            FINANCIAL CONDITION RISKS

      o We have had limited product sales, a history of operating losses and may not become profitable in the near future or at all.

We have had limited sales of our products to date. We incurred net losses of approximately ($5.1 million) from inception in 1997 to December 31, 2005, including approximately ($312,000) of net loss during the three months ended December 31, 2005 and ($1.9 million) of net loss during the year ended September 30, 2005. We expect to incur substantial additional operating losses in the future. During the three months ended December 31, 2005 and the year ended September 30, 2005, we generated revenues from product sales in the amounts of approximately and $5,364 and $9,785, respectively. We may not continue to generate revenues from operations or achieve profitability in the near future or at all.

      o We may not be able to obtain the significant financing that we need to continue to operate.

We may not be able to obtain sufficient funds to continue to operate or implement our business plan. We estimate that we will need approximately $400,000 to continue to operate over the next 12 months and an additional $500,000 in each of the two following years to continue to operate. We will need approximately $2,000,000 over the next two years in order to commence implementing our business plan, including increased marketing and product production. We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the standby equity distribution agreement, in large part. Such financing may not be available on favorable terms, in sufficient amounts or at all when needed, in part, because the amount and terms of financing available will fluctuate with the price of our common stock. As the price declines, the number of shares the investor under the standby equity distribution agreement must purchase to satisfy an advance request from us will increase, resulting in additional diluation to existing stockholders and potentially causing the investor to hold more than 9.9% of our outstanding stock which is prohibited under the agreement. Other financing may not be available to us on favorable terms or at all.

      o The report of our independent auditors expresses doubt about our ability to continue as a going concern.

In its report dated January 25, 2006, except for note 14 which is dated March 31, 2006, our auditors, Ham, Langston & Brezina, L.L.P., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Our accompanying financial statements have been prepared on a going concern basis, which contemplates our continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of December 31, 2005, we had an accumulated deficit of approximately $5.1 million. Our accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have financed our operations since inception primarily through equity and debt financings and loans from our officers, directors and stockholders. We have recently entered into a standby equity distribution agreement. The additional capital necessary to meet our working capital needs or to sustain or expand our operations may not be available in sufficient amounts or at all under the standby equity credit agreement or otherwise. Continuing our operations in 2006 is dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern.

As is disclosed in the notes to our financial statements, our long-term viability as a going concern is dependent upon our ability to:

            o obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of our business operations in the near term;

            o     control costs and expand revenues; and

            o ultimately achieve adequate profitability and cash flows from operations to sustain our operations.

      o We have a working capital deficit, which means that our current assets on December 31, 2005 were not sufficient to satisfy our current liabilities.

We had a working capital deficit of ($478,608) at December 31, 2005, which means that our current liabilities exceeded our current assets on December 31, 2005 by $478,608. Current assets are assets that are expected to be converted to cash or otherwise utilized within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 31, 2005 were not sufficient to satisfy all of our current liabilities on that date.

      o We may be unable to implement our business plan if the investor under the standby equity distribution agreement does not fulfill its obligations under the agreement.

We will be reliant upon the ability of Cornell Capital Partners, L.P. to provide a significant amount of funding pursuant to the standby equity distribution agreement, which it has agreed to do in accordance with the terms of the agreement. In the event that the investor is unable to fulfill its commitment under the standby equity distribution agreement for whatever reason, our ability to implement our business plan will suffer.

      o Since Health Renu, Inc. became a public reporting company under the Securities Exchange Act of 1934 by acquiring us when we were a publicly-traded shell corporation, we are subject to the shell corporation's known and unknown liabilities.

On September 26, 2003, we entered into an exchange agreement with Health Renu, Inc, a Delaware corporation, and the former Health Renu, Inc. stockholders whereby our control shifted to the former Health Renu, Inc. stockholders. We were then a non-operating, publicly-traded corporation. The exchange agreement represented a recapitalization of Health Renu, Inc. with accounting treatment similar to that used in a reverse acquisition. Health Renu, Inc. emerged as the surviving financial reporting entity but we remained as the legal reporting entity. We then changed our business focus to skin care and wound care products and our name to HealthRenu Medical, Inc.

This process is commonly referred to as a "public shell merger" because we already had achieved public-trading status and were a reporting company with the U.S. Securities and Exchange Commission and had previously ceased our day-to-day business. The advantages that we hope to achieve in effecting this acquisition include gaining access to sources of capital that are generally limited to publicly-traded entities on an expedited basis since the public shell merger process can typically be completed in less time than a traditional registered initial public offering.

The risks and uncertainties involved in this strategy include that we are subject to the shell corporation's existing liabilities, including any undisclosed liabilities of the shell corporation arising out of the shell corporation's prior business operations, financial activities or equity dealings. There is a risk of litigation by third parties or governmental investigations or proceedings. There is also a risk of sales of undisclosed stock into the public market by stockholders of the shell corporation as we improve our business and financial condition and stock price, which would result in dilution to our stockholders and could negatively impact our stock price. In addition, within certain segments of the financial and legal communities there may be a negative perception of corporations that have achieved public-trading status by means of a public shell merger. This negative perception could adversely affect us in the future including in our efforts to raise capital in certain markets.

                         RISKS RELATED TO OUR OPERATIONS

      o We may not successfully compete in the skin and wound care industry.

The personal skin care industry and wound care industry consist of major domestic and international pharmaceutical, cosmetic and other companies, many of which have financial, technical, manufacturing, distribution, marketing, sales and other resources substantially greater than ours. We compete against companies producing and selling medical as well as consumer skin care products. We compete based upon our product quality and price. Our competitors may introduce more effective or less expensive products which could compete with our products and have a significant negative impact on our business and financial condition.

      o We are dependent upon a third party pharmaceutical laboratory for manufacture of our products.

Our products are contract-manufactured by Rosel & Adys Inc., a Texas-based pharmaceutical laboratory which has been approved by the U.S. Food and Drug Administration. We do not have a contract with this laboratory for manufacture of our products. This laboratory may not continue to maintain its Food and Drug Administration certification or continue to be willing or able to produce our products for us at reasonable prices or at all. If for any reason this laboratory discontinues production of our products, it would likely result in significant delays in production of our products and interruption of our product sales as we seek to establish a relationship and commence production with a new laboratory. We may be unable to make satisfactory production arrangements with another laboratory on a timely basis or at all.

The laboratory is responsible for supplying our formulas ingredients other than the essential fatty acids which we supply for quality control purposes. We currently have on hand sufficient essential fatty acid supplies to meet our short terms needs and we have developed sources for their supply for the long-term future, however, these ingredients may not be available to us on favorable pricing terms or at all when they are needed.

      o We do not own our products' formulas and are dependent upon our agreement with the owner of the formulas.

We do not own our product formulas. The production laboratory owns our product formulas subject to an agreement of indefinite term which provides for our exclusive use and right to purchase them. It is possible that the production laboratory may not honor its contractual commitment and may disclose our proprietary formulas to a third party or refuse to sell the formulas to us in the event the laboratory ceases to produce products for us, either of which would materially and adversely effect our business.

      o We may be unable to protect our proprietary products or prevent the development of similar products by our competitors.

We claim proprietary rights in various unpatented technologies, know-how and trade secrets relating to our products and their manufacturing processes. The protection that these claims afford may prove to be inadequate. We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements, with our production laboratory, employees and consultants. These contractual measures may not provide adequate protection. Further, our competitors may independently develop or patent products that are substantially equivalent or superior to our products.

      o Our founder and former president has competed with us by selling similar products and soliciting our customers and has otherwise defrauded us.

Darrell Good, the founder and principal of Health Renu, Inc., has competed against us by posting products similar to ours with the same product numbers on his website for sale. Mr. Good has also attempted to solicit sales from our customers. We have various other claims against Mr. Good including for fraud, breach of contract and breach of fiduciary duty based on Mr. Good's misrepresentation to us that we owned our products' formulas when in fact they are owned by the production laboratory. We filed a lawsuit against Mr. Good in the U.S. District Court for the Southern District of Texas seeking recovery for these claims. Among other recovery sought, we sought to recover approximately
8.1 million shares of our common stock from Mr. Good and requested that Mr. Good cease competing with us and soliciting our customers. A final default judgment against Mr. Good was entered in this case on July 29, 2005 and the court ordered that the shares be cancelled and returned to us and that Mr. Good is enjoined from competing with us for one year. The time for appeal of the order expired on August 28, 2005. We plan to pursue enforcement of the judgment. The shares have been cancelled on the books and records of our transfer agent. We may not be able to prevent Mr. Good from continuing to compete with us or soliciting our customers. If Mr. Good continues to compete with us or to solicit our customers, it could have a material adverse effect on our business.

      o We may not achieve the market acceptance of our products necessary to generate revenues.

Products we produce may not achieve market acceptance. Market acceptance will depend on a number of factors, including:

            o     our ability to keep production costs low.

            o our ability to successfully market our products. We must create an advertising campaign to create product recognition and demand for our products.

            o timely introductions of new products. Our introduction of new products will be subject to the inherent risks of unforeseen problems and delays. Delays in product availability may negatively affect their market acceptance.

      o We may not be able to generate increased demand for our products or successfully meet any increased product demands.

We have had limited sales of our products to date. Rapid growth of our business may significantly strain our management, operations and technical resources. If we are successful in obtaining large orders for our products, we will be required to deliver large volumes of quality products to our customers on a timely basis and at a reasonable cost. We outsource production of our products. We may not obtain large scale orders for our products or if we do, we may not be able to satisfy large scale production requirements on a timely and cost effective basis. As our business grows, we will also be required to continue to improve our operations, management and financial systems and controls. Our failure to manage our growth effectively could have an adverse effect on our ability to produce products and meet the demands of our customers.

      o We may face liability if our products cause injury or fail to perform properly.

We maintain liability insurance coverage that we believe is sufficient to protect us against potential claims. Our liability insurance may not continue to be available to us on its current terms or at all. Further, such liability insurance may not be sufficient to cover any claims.

      o Our business and growth will suffer if we are unable to hire and retain key personnel.

Our success depends in large part upon the services of our Chief Executive Officer. Our Chief Executive Officer is our only full-time employee. We contract with consultants and outsource key functions to control costs. If we lose the services of our Chief Executive Officer or key consultants or are unable to hire and retain key employees or senior management as needed in the future, it could have a significant negative impact on our business.

      o We may not comply with any regulations imposed on us by the U.S. Food and Drug Administration.

Our products are considered over-the-counter and meet the U.S. Food and Drug Administration's requirements for sales directly to consumers and medical related companies. We are currently developing new over-the-counter products for which we will need to meet Food and Drug Administration requirements in order to sell these products to consumers and medical related companies. Any product claims we make on our product packaging or sales literature must comply with Food and Drug Administration requirements. We believe that we are in material compliance with these requirements. It is possible that these Food and Drug Administration requirements will change such that we no longer so comply, that our products are no longer considered over-the-counter products, that our products do not maintain their Food and Drug Administration registrations or such that we may not be able to obtain over-the-counter classification or Food and Drug Administration registration for any future products that we may develop.

                     RISKS ASSOCIATED WITH OUR COMMON STOCK

      o We do not intend to pay dividends on our common stock so stockholders must sell their shares at a profit to recover their investment.

We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings for use in our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, our stockholders' return on investment in our common stock will depend on their ability to sell our shares at a profit.

      o The market price of our common stock may be volatile, which could cause the value of an investment in our stock to decline.

The market price of shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

            o sales of large numbers of shares of our common stock in the open market, including shares issuable at a fluctuating conversion price or at a discount to the market price of our common stock;

            o     our operating results;

            o     quarterly fluctuations in our financial results;

            o     our need for additional financing;

            o announcements of product innovations or new products by us or our competitors;

            o developments in our proprietary rights or our competitors' developments;

            o     our   relationships   with   current   or  future   suppliers,
                  manufacturers, distributors or other strategic partners;

            o     governmental regulation; and

            o other factors and events beyond our control, such as changes in the overall economy or condition of the financial markets.

In addition, our common stock has been relatively thinly traded. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop.

Further, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

As a result of potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

      o Future sales of currently outstanding shares of our common stock could adversely affect our stock price.

As of April 11, 2006, we had 26,094,589 shares of common stock outstanding. Of these shares, as of April 11, 2006, approximately 22.0 million shares of our common stock are subject to restrictions on resale pursuant to Rule 144 and approximately 4.1 million outstanding shares of our common stock are eligible for sale in the public market without restriction or registration.

This prospectus relates to 1,465,065 shares of common stock issued as a commitment fee, 90,909 shares of common stock issued as a placement agent fee up to 64,690,666 shares of common stock issuable pursuant to the standby equity distribution agreement, up to 48,696,098 shares of common stock issuable upon conversion or exercise of securities issued in our private placements of units and up to 5,056,362 shares of commmon stock underlying compensation warrants, all of which are being offered for the accounts of selling stockholders.

      o Our common stock is deemed to be "penny stock," which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stocks:

            o     with a price of less than $5.00 per share;

            o     that are not traded on a "recognized" national exchange;

            o whose prices are not quoted on the Nasdaq automated quotation system; or

            o of issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

      o Our common stock has been relatively thinly traded and we cannot predict the extent to which a trading market will develop.

There has been a limited public market for our common stock and an active trading market for our stock may not develop. Absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating results. We cannot predict the extent to which an active public market for our common stock will develop or be sustained after this offering.

                         RISKS RELATED TO THIS OFFERING

      o Future sales by the investor under the standby equity distribution agreement or our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

Upon issuance of the maximum number of shares being registered in this offering, there will be approximately 120,000,000 additional shares of common stock outstanding. The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 120,000,000 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

We have the ability to issue and register additional shares under the standby equity distribution agreement by filing a new registration statement. There is essentially no limit on the number of shares that we can issue and register in future registration statements. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the standby equity distribution agreement.

      o Existing stockholders will experience significant dilution from our sale of shares under the standby equity distribution agreement.

The sale of shares pursuant to the standby equity distribution agreement will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the standby equity distribution agreement to draw down the full amount. If our stock price is lower, then our existing stockholders will experience greater dilution.

      o The investor under the standby equity distribution agreement will pay eight percent less than the then-prevailing market price of our common stock.

The common stock to be issued under the standby equity distribution agreement will be issued at a 3% discount to the lowest volume weighted average price as quoted by Bloomberg, L.P. for the five trading days immediately following the notice date of an advance. In addition, the investor will retain a cash fee of 5% from the proceeds received by us for each advance under the standby equity distribution agreement for an effective total discount to the market price of our common stock of 8%. These discounted sales could cause the price of our common stock to decline.

      o The selling stockholders intend to sell their shares of common stock in the market, which sales may cause our stock price to decline.

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means up to 120,000,000 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

      o The sale of our stock under our standby equity distribution agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the standby equity distribution agreement could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a stockholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

      o The investor under the standby equity distribution agreement may sell shares of our common stock acquired under the standby equity distribution agreement during an applicable pricing period for determination of stock price, which could contribute to the decline of our stock price.

The sale of common stock to be acquired by Cornell Capital Partners, L.P. pursuant to an advance notice given by us under the standby equity distribution agreement during an applicable pricing period for determination of stock price under the agreement could cause downward pressure on the price of our common stock and, therefore, affect the purchase price that the investor pays for such common stock.

      o The price you pay for our common stock in this offering will fluctuate and may be higher or lower than the prices paid by other people participating in this offering.

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

      o The standby equity distribution agreement prohibits us from raising capital at less than the market price which may severely limit our ability to raise capital from the sale of equity.

The standby equity distribution agreement contains a covenant that restricts us from raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of our common stock on the date of issuance. This covenant may severely limit our ability to raise capital from the sale of stock or convertible securities because purchasers of our stock or convertible securities may want to pay a discount to the market price of our stock.

      o We may not be able to access funds under the standby equity distribution agreement sufficient to meet our operating needs.

We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the standby equity distribution agreement, in large part. Such financing may not be available on favorable terms, in sufficient amounts or at all when needed, in part, because the amount and terms of financing available will fluctuate with the price of our common stock. As the price declines, the number of shares the investor under the standby equity distribution agreement must purchase to satisfy an advance request from us will increase, resulting in additional dilution to existing stockholders and potentially causing the investor to hold more than 9.9% of our outstanding stock which is prohibited under the agreement.

There are additional restrictions on our ability to request advances under the standby equity distribution agreement. For example, our ability to request an advance is conditioned upon us registering and maintaining the registration of the shares of common stock under the Securities Act of 1933. Even if we request advances, the amount of each advance is limited to a maximum draw down of $350,000 every five trading days.

Further, we may not have enough shares of common stock authorized to issue shares of common stock under the standby equity distribution agreement depending upon our stock price. In such event, we will seek stockholder approval of an increase in the authorized number of shares of our common stock to make available that number of shares of our common stock as will be required for issuance under the standby equity distribution agreement. Although a majority of our stockholders have indicated a willingness to vote in favor of an increase in the authorized number of shares of our common stock, no assurance can be given that we will be able to obtain a stockholder vote in favor of such an increase in a timely manner or at all. In addition, we may be required to file a proxy statement or information statement with the Securities Exchange Commission prior to taking certain corporate actions necessary to increase our authorized number of shares. In such event, we may not be able to file or obtain Securities Exchange Commission approval of a proxy or information statement on a timely basis or at all.

      o Our 8% convertible notes have a fluctuating conversion rate which could cause substantial dilution to stockholders and adversely affect our stock price.

Conversion of a material amount of the 8% convertible notes included in our 2005 and 2006 private placements of units could materially affect a stockholder's investment in us. As of April 11, 2006, $548,000 of notes issued in our 2005 private placement and $600,000 of notes issued in our 2006 private placement were issued and outstanding. The notes are convertible into a number of shares of common stock determined by dividing the principal amount of the notes converted by their respective conversion prices in effect.

The 2005 private placement notes are convertible by the holders into shares of our common stock at any time at a conversion price equal to 85% of the average of the trading prices of our common stock for the ten trading days ending one day prior to the date we receive a conversion notice from a 2005 noteholder. The 2006 private placement notes are convertible by the holders into shares of our common stock at any time at a conversion price equal to 80% of the average of the trading prices of our common stock for the ten trading days ending one day prior to the date we receive a conversion notice from a 2006 noteholder. Conversion of a material amount of our notes could significantly dilute the value of a stockholder's investment in us.

Assuming a conversion price of $0.16 (85% of the average of the trading prices of our common stock on the OTC Bulletin Board for the ten trading days ending on April 11, 2006 of $0.19), the 2005 notes would convert into 3,425,000 shares of our common stock. Assuming a conversion price of $0.15 (80% of the average of the trading prices of our common stock on the OTC Bulletin Board of for the ten trading days ending on April 11, 2006 of $0.19), the 2006 notes would convert into 4,000,000 shares of our common stock. These numbers of shares, however, could be significantly greater in the event of a decrease in the trading price of our stock.

Set forth in the table below is the potential dilution to the stockholders and ownership interest of the holders of our 2005 notes which could occur upon conversion of $548,000 in principal amount of our 2005 notes (excluding accrued interest). The calculations in the table are based upon the 26,094,089 shares of our common stock which were outstanding on April 11, 2006 and shares issuable upon conversion of the 2005 notes at the following prices:


                                               Conversion At        Conversion At        Conversion At         Conversion At
                                              Assumed Average      Assumed Average      Assumed Average       Assumed Average
                                                 Trading              Trading               Trading               Trading
                                              Price of $0.19       Price of $0.14       Price of $0.095       Price of $0.048
                                              ---------------      ---------------      ---------------       ---------------
Conversion Price                              $          0.16      $          0.12      $         0.08       $        0.04

Shares Issuable on Conversion                       3,425,000            4,566,667           6,850,000          13,700,000

Percentage of Outstanding Common Stock                  11.60%               14.89%              20.79%              34.43%

In addition, two warrants to purchase shares of common stock have been issued to each purchaser of the 2005 notes. The warrants are exercisable for one share of common stock for each share acquired upon conversion of the 2005 notes and are exercisable over the next four years at fluctuating prices equal to 125% and 150%, respectively, of the conversion price of the 2005 notes.

Set forth in the table below is the potential dilution to the stockholders and ownership interest of the holders of our 2006 notes which could occur upon conversion of $600,000 in principal amount of our 2006 notes (excluding accrued interest). The calculations in the table are based upon the 26,094,089 shares of our common stock which were outstanding on April 11, 2006 and shares issuable upon conversion of the 2006 notes at the following prices:


                                               Conversion At        Conversion At        Conversion At         Conversion At
                                              Assumed Average      Assumed Average      Assumed Average       Assumed Average
                                                 Trading              Trading               Trading               Trading
                                              Price of $0.19       Price of $0.14       Price of $0.095       Price of $0.048
                                              ---------------      ---------------      ---------------       ---------------
Conversion Price                                    $0.15               $0.11               $0.08                      $0.04

Shares Issuable on Conversion                   4,000,000           5,454,545           7,500,000                 15,000,000

Percentage of Outstanding Common Stock              13.29%              17.29%              22.33%                     36.50%

In addition, eight warrants to purchase shares of common stock have been issued to each purchaser of the 2006 notes. The warrants are exercisable for one share of common stock for each share acquired upon conversion of the 2006 notes and are exercisable over the next five years at fluctuating prices equal to 100%, 125% and 150%, respectively, of the conversion price of the 2006 notes.

Also, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares of common stock caused by a conversion of the 8% notes or exercise of the warrants would dilute the earnings per share and book value of all of our outstanding shares of common stock. If these factors were reflected in the trading price of our common stock, the potential realizable value of a stockholder's investment in us could also be adversely affected.

                           FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information that are based on the beliefs of our management, assumptions made by our management and information currently available to our management. The statements contained in this prospectus relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the successful commercialization of our products, future demand for our products, general economic conditions, government regulation, competition and customer strategies, changes in our business strategy or development plans, capital deployment, business disruptions, our ability to consummate future financings and other risks and uncertainties, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected.

Forward-looking statements are based on our management's current views and assumptions and involve unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied in those statements. These risks include, but are not limited to, the risks set forth under the caption "Risk Factors."

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive cash proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. ("Cornell Capital") under the standby equity distribution agreement (the "SEDA"). The purchase price of the shares purchased under the SEDA will be equal to 97% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, L.P. for the five trading days immediately following the date upon which we request an advance under the SEDA. In addition, Cornell Capital will retain a cash fee of 5% from the proceeds received by us for each advance under the standby equity distribution agreement for a total effective discount to the market price of our common stock of 8%. Cornell Capital will receive the proceeds from the sale of shares it purchases from us under the SEDA to the extent it chooses to sell those shares.

The cash proceeds we receive from sale of shares to Cornell Capital under the SEDA will be used approximately as follows:

========================================================================================
Assumed Funding Level under SEDA   $ 2,500,000   $ 5,000,000   $ 7,500,000   $10,000,000

Assumed Expenses                   $   400,000   $   600,000   $   800,000   $ 1,000,000

Estimated Net Proceeds             $ 2,100,000   $ 4,400,000   $ 6,700,000   $ 9,000,000
----------------------------------------------------------------------------------------

Operations                     $  400,000   $  400,000   $  400,000   $  400,000

Marketing                      $  800,000   $2,250,000   $2,250,000   $3,300,000

Sales                          $  250,000   $  250,000   $  250,000   $  250,000

Research and Development       $  400,000   $  600,000   $1,500,000   $1,900,000

Product Design                 $   50,000   $  100,000   $  100,000   $  100,000

New Personnel                          --   $  400,000   $  400,000   $  680,000

Equipment and Installation             --           --           --   $2,140,000

Working Capital                $  200,000   $  400,000   $1,800,000   $  230,000

================================================================================

The amounts listed above are estimates. Our Board of Directors has broad discretion to spend the proceeds for other business purposes if our Board of Directors determines it to be in our best interest. Thus, the actual amount expended to finance any category of expenses may be increased or decreased or reallocated to new uses by our Board of Directors, in its discretion. To the extent our expenditures are less than projected, the excess funds will be used for general working capital purposes. We may use working capital to acquire complementary products or businesses. We have not sought nor identified any potential acquisition targets nor is such in our current business plan.

The SEDA provides that we may use the net proceeds we receive from the sale of shares to Cornell Capital under the SEDA for general corporate purposes, including the payment of loans we incur and for working capital purposes. The SEDA prohibits us from using any proceeds for the payment (or loan for the payment) of any judgment or other liability incurred by any of our officers, directors or employees, except for any liability owed to such person for services rendered or if we have indemnified such person from liability.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

            o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o     privately-negotiated transactions;

            o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

            o     through the writing of options on the shares;

            o     a combination of any such methods of sale; and

            o     any other method permitted pursuant to applicable law.

The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 (the "Securities Act"), or the Securities Exchange Act of 1934 (the "Exchange Act"), or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend this prospectus to describe the agreements between the selling stockholder and the broker-dealer.

                                 INDEMNIFICATION

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act or to contribute to payments the selling stockholder or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact with respect to such selling stockholder contained in this prospectus or an omission to state any material fact necessary to make the statements with respect o such selling stockholder in this prospectus not misleading.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              STATUTORY UNDERWRITER

Cornell Capital is an "underwriter" within the meaning of the Securities Act in connection with the sale of common stock under the SEDA. For so long as Cornell Capital is an "underwriter," Cornell Capital may not sell shares by relying on Rule 144. Cornell Capital will pay us 97% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board ("OTC-BB") or other principal trading market on which our common stock is traded for the five trading days immediately following the advance date under the SEDA. In addition, Cornell Capital will retain a cash fee of 5% from the proceeds received by us for each advance under the SEDA for an effective total discount to the market price of our common stock of 8%. Cornell Capital also received a one-time commitment fee of 1,465,065 shares of our common stock, including 293,013 shares held by its transferee, and a 12% interest bearing promissory note in the principal amount of $188,843 from us.

Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

                                  BLUE SKY LAWS

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                              COSTS OF REGISTRATION

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $200,000. We estimate that the offering expenses will consist of: a SEC registration fee of $2,440, transfer agent expenses of $2,500, printing expenses of $20,000, blue sky fees and expenses of $2,500, accounting fees of $70,000, legal fees of $90,000 and miscellaneous expenses of $12,500. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the SEDA.

                                  REGULATION M

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the plan of distribution, then, to the extent required, a post-effective amendment to the registration statement of which this prospectus forms a part must be filed with the SEC.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to us and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

                                        Percentage of
                                         Outstanding                    Percentage of                   Percentage of
                           Shares           Shares        Shares to      Outstanding      Shares to     Shares to be
                        Beneficially     Beneficially    be Acquired     Shares to be     be Sold In    Beneficially
                        Owned Before     Owned Before     Under the     Acquired Under       the         Owned After
 Selling Stockholder    Offering (1)     Offering (1)      SEDA(2)       the SEDA(2)     Offering(2)    the Offering
---------------------- -------------- ----------------- ------------- ----------------- ------------- ----------------
Cornell Capital
Partners, L.P. (3)       1,172,052          4.50%       64,690,666         71.26%       65,862,716          0%

Yonah Kopstick             293,013          1.12%                0             0%          293,013          0%

Monitor Capital,
Inc.(4)                     90,909           *                   0             0%           90,909          0%

North Coast                246,849           *                   0             0%          246,849          0%
Securities
Corporation(5)

James Fuller(6)            120,000           *                   0             0%          120,000          0%

Frank Pasterczyk(7)        476,000          1.79%                0             0%          476,000          0%

Capital Investing,
LLC(8)                   3,613,513         12.16%                0             0%        3,613,513          0%

Portfolio Lenders
II, LLC(9)                 100,000           *                   0             0%          100,000          0%

Woody's Tomato Corp.
401(K) did 8/1/2001,
Thomas R. Forrest
and Lynn F. Teachey,
Trustees                 1,383,583(10)      5.04%                0             0%        1,383,583(10)      0%

H. Dale Herring          8,291,667(11)     24.11%                0             0%        8,291,667(11)      0%

Leonard Vonhof           6,170,833(12)     19.13%                0             0%        6,170,833(12)      0%

Walter K. Hoch             384,750(13)      1.45%                0             0%          384,750(13)      0%

Alvin E. Parker          1,142,500(14)      4.19%                0             0%        1,142,500(14)      0%

Richard and Dana Diment  1,658,333(15)      5.98%                0             0%        1,658,333(15)      0%

Troy Taylor                202,500(16)       *                   0             0%          202,500(16)      0%

Gordon Boyer               101,250(17)       *                   0             0%          101,250(17)      0%

Judith M. Guthrie        1,658,333(15)      5.98%                0             0%        1,658,833(15)      0%

BSSC C/F Barbara M
Holder - IRA               303,750(18)      1.15%                0             0%          303,750(18)      0%

Orthopaedic
Multispecialty
Network Savings Plan
& Trust(19)                283,500          1.07%                0             0%          283,500          0%

Mark A. McDaniel           829,167(20)      3.08%                0             0%          829,167(20)      0%

Dr. Dana E. Fender         202,500(21)       *                   0             0%          202,500(21)      0%

Wayne Bernitt            2,376,667(22)      8.35%                0             0%        2,376,667(22)      0%

Daryll W. Futch          1,455,833(23)      5.28%                0             0%        1,455,833(23)      0%

Steven D. Alford           101,250(17)       *                   0             0%          101,250(17)      0%

David W. and Judith
N. True                  1,012,500(24)      3.74%                0             0%        1,012,500(24)      0%

William H. Burger          303,750(17)      1.15%                0             0%          303,750(17)      0%

Joseph Fund Partners
LP(25)                     405,000          1.53%                0             0%          405,000          0%

Jennifer Sasaki          1,880,000(26)      6.72%                0             0%        1,880,000(26)      0%

Jacson Long              1,253,333(27)      4.58%                0             0%        1,253,333(27)      0%

Paul Cartmell            5,326,667(28)     16.95%                0             0%        5,326,667(28)      0%

Franklin Brown           1,253,333(27)      4.58%                0             0%        1,253,333(27)      0%

Dr. Johnny Colegrove     1,253,333(27)      4.58%                0             0%        1,253,333(27)      0%

William K. and
Theresa A. Hood            940,000(29)      3.48%                0             0%          940,000(29)      0%

Dr. Stanley Marable        376,000(30)      1.42%                0             0%          376,000(30)      0%

William Scheel           3,133,333(31)     10.72%                0             0%        3,133,333(31)      0%

John Philip Reeves       4,073,333(32)     13.50%                0             0%        4,073,333(32)      0%

Joy Setina                 940,000(29)      3.48%                0             0%          940,000(29)      0%

MultiGrow Advisors,
LLC(33)                    500,000          1.88%                0             0%          500,000          0%

TOTAL                   55,309,334         69.27%       64,690,666         71.26%      120,000,000          0%

* Less than 1%

(1) Applicable percentage of ownership is based on 26,094,589 shares of common stock outstanding as of April 11, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of April 11, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 11, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. In addition, shares of common stock issuable as interest on the convertible notes issued in our private placements of units closed in 2005 and 2006 have been included in the calculation of number of shares beneficially owned by each noteholder although only a portion of such interest shares will have been earned and accrued as of or within 60 days of April 11, 2006.

(2) We cannot predict the actual number of shares of common stock that will be issued pursuant to the SEDA, in part because the purchase price of the shares under the SEDA will fluctuate based on prevailing market conditions and we have not determined the total amount of advances under the SEDA that we intend to draw. Therefore, the number of shares of common stock registered in connection with the SEDA is based on our good-faith estimate of the maximum number of shares that we will issue with respect thereto based upon current market prices of our common stock.

(3) Cornell Capital may purchase up to $10.0 million worth of our common stock pursuant to the SEDA at a price equal to 97% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, L.P. for the five consecutive trading days after the notice date. The terms of the SEDA prohibit Cornell Capital from acquiring such number of shares that would result in its holding in excess of 9.9% of our outstanding common stock. The figures in this row assume that this provision does not apply. Investment decisions of Cornell Capital are made by its general Partner, Yorkville Advisors, LLC ("Yorkville"). Mark Angelo, the managing member of Yorkville, makes investment decisions on its behalf. Cornell Capital is an "underwriter" within the meaning of the Securities Act in connection with the sale of common stock under the SEDA.

(4)   Investment decisions of Monitor are made by Hsiao-Wen Kao.

(5) Represents shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast Securities Corporation ("North Coast"). On September 23, 2005, 48,724 warrants were issued as compensation for services rendered as placement agent in connection with our private placement of units closed in August and September 2005 (the "2005 Private Placement") with an exercise price of $0.48 per share, and 10,000 warrants were issued as compensation for consulting services under our Financial Advisory and Investment Banking Services Agreement (the "Financial Consulting Agreement") with an exercise price of $0.50 per share. On February 17, 2006, 188,125 warrants were issued as compensation for services rendered as placement agent in connection with our private placement of units closed in February 2006 (the "2006 Private Placement") with exercise prices ranging from $0.17 to $0.18 per share. Investment decisions of North Coast are made by Frank Pasterczyk.

(6) Represents 20,000 shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast designee on September 23, 2005 as compensation for consulting services under our Financial Consulting Agreement with an exercise price of $0.50 per share and 100,000 shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast designee on February 17, 2006 as compensation for services rendered as placement agent in connection with our 2006 Private Placement with an exercise price of $0.17 per share. Mr. Fuller is an "underwriter" within the meaning of the Securities Act in connection with the sale of these securities.

(7) Represents 20,000 shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast designee on September 23, 2005 as compensation for consulting services under our Financial Consulting Agreement with an exercise price of $0.50 per share and 456,000 shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast designee on February 17, 2006 as compensation for services rendered as placement agent in connection with our 2006 Private Placement with an exercise price of $0.17 per share. Mr. Pasterczyk is an "underwriter" within the meaning of the Securities Act in connection with the sale of these securities.

(8) Represents shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast designee. On September 23, 2005, 438,513 warrants were issued as compensation for services rendered as placement agent in connection with the 2005 Private Placement with exercise prices ranging from $0.30 to $0.48 per share, and 450,000 warrants were issued as compensation for consulting services under our Financial Consulting Agreement with an exercise price of $0.50 per share. On February 17, 2006, 2,725,000 warrants were issued as compensation for services rendered as placement agent in connection with our 2006 Private Placement with exercise prices ranging from $0.17 to $0.18 per share. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply. Capital Investing, LLC ("Capital Investing") is an "underwriter" within the meaning of the Securities Act in connection with the sales of these securities. Investment decisions of Capital Investing are made by Paul Kotos.

(9) Represents shares issuable pursuant to warrants issued on September 23, 2005 as compensation for its agreement to provide future financing of inventory acquisition and product sales growth. These warrants have an exercise price of $0.50 per share and are subject to forfeiture six months from their date of issuance in the event that certain performance criteria is not satisfied. Investment decisions of Portfolio Lenders II, LLC are made by the trustee of the JGM Family Trust, the managing member of Portfolio Lenders II, LLC.

(10) Represents 156,250 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 37,500 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 312,500 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement. Represents 93,333 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 37,333 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 746,667 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(11) Represents 625,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 150,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 1,250,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement. Represents 666,667 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 266,667 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 5,333,333 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(12) Represents 937,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 255,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 1,875,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement. Represents 333,333 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 133,333 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 2,666,667 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares that would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(13) Represents 118,750 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 28,500 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 237,500 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement.

(14) Represents 62,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 15,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 125,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement. Represents 100,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 40,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 800,000 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement.

(15) Represents 125,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 30,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 250,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement. Represents 133,333 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 53,333 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 1,066,667 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(16) Represents 62,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 15,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 125,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement.

(17) Represents 31,250 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 7,500 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 62,500 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement.

(18) Represents 93,750 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 22,500 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 187,500 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement.

(19) Represents 87,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 21,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 175,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement. Investment decisions of Orthopaedic Multispecialty Network Savings Plan and Trust are made by Alexander Michael III, Trustee.

(20) Represents 62,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 15,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 125,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement. Represents 66,667 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 26,667 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 533,333 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement.

(21) Represents 62,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 15,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 125,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement.

(22) Represents 250,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 60,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 500,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement. Represents 166,667 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 66,667 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 1,333,333 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(23) Represents 62,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 15,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 125,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement. Represents 133,333 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 53,333 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 1,066,667 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(24) Represents 312,500 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 75,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 625,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement.

(25) Represents 125,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.16 per share), 30,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.16 per share and assuming a three-year term) and 250,000 shares of common stock issuable upon exercise of warrants purchased in the 2005 Private Placement. Investment decisions of Joseph Fund Partners LP are made by its general partner, TAT Inc. Investment decisions of TAT Inc. are made by Thomas Troncalli.

(26) Represents 200,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 80,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 1,600,000 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(27) Represents 133,333 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 53,333 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 1,066,667 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement.


(28) Represents 566,667 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 226,667 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 4,533,333 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65 days' notice. The figures in this row assume that this provision does not apply.

(29) Represents 100,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 40,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 800,000 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement.

(30) Represents 40,000 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 16,000 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 320,000 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement.

(31) Represents 333,333 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 133,333 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 2,666,667 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65' days notice. The figures in this row assume that this provision does not apply.


(32) Represents 433,333 shares of common stock issuable upon the conversion of 8% convertible notes (at an assumed conversion price of $0.15 per share), 173,333 shares of common stock issuable as interest on the 8% convertible notes (at an assumed conversion price of $0.15 per share and assuming a five-year term) and 3,466,667 shares of common stock issuable upon exercise of warrants purchased in the 2006 Private Placement. This stockholder is prohibited from converting such number of shares as would result in its holding in excess of 4.99% of our outstanding common stock, which provision may be waived by the stockholder upon 65' days notice. The figures in this row assume that this provision does not apply.


(33) Represents shares issuable pursuant to warrants issued on July 31, 2005 as compensation for consulting services under our Consulting Agreement and have an exercise price of $0.50 per share. Investment decisions of MultiGrow Advisors, LLC ("MultiGrow Advisors") are made by John Murphy.

A description of the selling stockholders' relationship to us and how the selling stockholders acquired the shares to be sold in this offering is set forth in the footnotes to the selling stockholders table above and below. Except as set forth therein, the selling stockholders have not held a position or office, or had any other material relationship, with us, and we do not expect to have a continuing relationship with the selling stockholders.

                                 CORNELL CAPITAL

Cornell Capital is the investor under the SEDA. Yorkville Advisors, LLC ("Yorkville") is the general partner of Cornell Capital. All investment decisions of Cornell Capital are made by its investment manager, Yorkville Advisors Management, LLC ("Yorkville Management"). Mark Angelo, the managing member of Yorkville and Yorkville Management, makes investment decisions on behalf of Yorkville and Yorkville Management. Cornell Capital acquired all shares being registered in this offering in the following financing transaction with us.

In May 2005, we entered into the SEDA with Cornell Capital. Pursuant to the SEDA, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay us 97% of the lowest volume weighted average price on the OTC-BB or other principal market on which our common stock is traded as quoted by Bloomberg, L.P. for the five trading days immediately following the notice date. Further, Cornell Capital will retain a cash fee of 5% from each advance under the SEDA for an effective total discount to the market price of our common stock of 8%. In connection with the SEDA, Cornell Capital received a commitment fee of 1,465,065 shares of our common stock, including 293,013 shares held by its transferee, and a 12% interest bearing promissory note in the principal amount of $188,843 from us. Cornell Capital does not own or benefit from any other of our debt or equity securities. Yorkville Management received a structuring fee of $10,000 in connection with the SEDA and is entitled to receive an additional $5,000 upon the effectiveness of the registration statement of which this prospectus forms a part. Yorkville Management will also receive a structuring fee of $500 from the proceeds of each advance under the SEDA. In addition, we engaged Monitor, a registered broker-dealer, to advise us in connection with the SEDA. For its services, Monitor received a fee of 90,909 shares of our common stock. We are registering 64,690,666 shares in this offering that may be issued under the SEDA.

Cornell Capital is an "underwriter" within the meaning of the Securities Act in connection with the sale of common stock under the SEDA.

RISKS RELATED TO SALES BY CORNELL CAPITAL

There are certain risks related to sales by Cornell Capital, including:

      o The shares will be issued to Cornell Capital based on a discount to the market rate. As a result, the lower the stock price is at the time Cornell Capital is issued shares, the greater the likelihood is that Cornell Capital will receive more shares. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell Capital sells its common stock, our common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital to sell greater amounts of common stock, the sales of which could further depress our stock price.

      o The significant downward pressure on the price of our common stock as Cornell Capital sells material amounts of shares could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of our common stock.

                                    MONITOR

Monitor is a registered broker-dealer that we engaged to advise us in connection with the SEDA. Hsiao-Wen Kao makes the investment decisions on behalf of Monitor. We paid Monitor a fee of 90,909 shares of our common stock. We are registering these shares in this offering. Monitor is an "underwriter" within the meaning of the Securities Act in connection with the sale of these securities.

                       NORTH COAST SECURITIES CORPORATION

North Coast served as placement agent for us in our 2006 private placement of units closed in February 2006 and our 2005 private placement of units closed in August and September 2005.

As consideration for services rendered as placement agent in the 2006 Private Placement, we paid North Coast fees consisting of:

      o $72,000 representing commissions of 12% of the gross offering proceeds raised by North Coast;

      o $18,000 representing a non-accountable expense allowance of 3% of the gross offering proceeds raised by North Coast;

      o warrants to purchase 3,469,125 shares of our common stock at exercise prices ranging from $0.17 to $0.18 representing 10% of the number of shares of common stock that would be issuable to investors in the offering assuming conversion of their 8% notes at each closing date, with an exercise price equal to 110% of their conversion prices on such date; and

      o a due diligence and pre-marketing fee and North Coast's legal fees for the offering of $15,000.

As consideration for services rendered as placement agent in the 2005 Private Placement, we paid North Coast fees consisting of:

      o $65,760 representing commissions of 12% of the gross offering proceeds raised by North Coast;

      o $16,440 representing a non-accountable expense allowance of 3% of the gross offering proceeds raised by North Coast;

      o warrants to purchase 487,237 shares of our common stock at exercise prices ranging from $0.30 to $0.48 representing 10% of the number of shares of common stock that would be issuable to investors in the offering assuming conversion of their 8% notes at each closing date, with an exercise price equal to 110% of their conversion prices on such date;

      o     a due diligence and  pre-marketing  fee of $25,000; and

      o     North Coast's legal fees for the offering of $6,690.

As consideration for services pursuant to our Financial Consulting Agreement with North Coast, we paid North Coast fees of:

      o     $15,000 ; and

      o warrants to purchase 500,000 shares of our common stock at an exercise price of $0.50.

      o In addition, North Coast is entitled to receive a monthly fee of $5,000 for the 12 month term of the agreement.

The warrants are held by North Coast and its designees. North Coast and its affiliates are under "underwriters" within the meaning of the Securities Act in connection with the sale of these securities.

                                 WARRANT HOLDERS

MultiGrow Advisors was issued warrants to purchase up to 500,000 shares of our common stock at an exercise price of $0.50 per share as compensation for services rendered to us under our Consulting Agreement. The Consulting Agreement requires MultiGrow Advisors to advise us with respect to strategic relationships and alliances in the personal skin care, wound care and pharmaceutical industries for a term of 12 months. Portfolio Lenders II, LLC was issued warrants to purchase up to 100,000 shares of our common stock for its agreement to provide future financing of inventory acquisition and product sales growth. These warrants are subject to forfeiture six months from their date of issuance in the event that certain performance criteria is not satisfied.

                         PRIVATE PLACEMENT STOCKHOLDERS

All other selling stockholders included in the registration statement of which this prospectus forms a part were subscribers in our 2006 or 2005 Private Placement.

We will file a prospectus supplement to name successors to any named selling stockholders who are able to use this prospectus to resell securities.

                        MARKET PRICES AND DIVIDEND POLICY

Our common stock is traded in the over-the-counter market, and "bid" and "asked" prices in the common stock are quoted on the OTC-BB under the symbol "HRUM.OB". The symbol was changed from "AGTP" in connection with our name change on September 15, 2003. The following table sets forth certain information with respect to the high and low bid prices for our common stock as of the close of each of the calendar quarters of 2006, 2005 and 2004. Such quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                             Bid Prices for Common Stock
                                             ---------------------------

                                                High             Low
                                            ------------     -----------

2006
Second Quarter
 (through April 11, 2006)                     $     0.19      $     0.19
First Quarter                                 $     0.30      $     0.13

2005                                          $     0.40      $     0.17
Fourth Quarer                                 $     0.95      $     0.21
Third Quarter
Second Quarter                                $     0.34      $     0.08
First Quarter                                 $     0.31      $     0.10

2004
Fourth Quarter
Third Quarter                                 $     0.11      $     0.07
Second Quarter                                $     0.80      $     0.51
First Quarter                                 $     2.75      $     1.60

On April 11, 2006, the last sale price quoted on the OTC - BB for our common stock was $0.19. As of April 11, 2006, there were approximately 1,020 holders of record of our common stock.

                                    DIVIDENDS

We have never paid cash dividends on our common stock and do not presently anticipate paying cash dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for use in our business for an indefinite period. Payments of dividends in the future, if any, will depend on, among other things, our ability to generate earnings, our need for capital, and our financial condition. Additionally, our ability to pay dividends is limited by applicable state law. Declaration of dividends in the future will remain within the discretion of our Board of Directors, which will review the dividend policy from time to time.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

In May 2005, we entered into the SEDA with Cornell Capital. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville.

Sales of shares under the SEDA:

      o Pursuant to the SEDA, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs.

      o At our discretion, we may periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $10.0 million.

      o For each share of common stock purchased under the SEDA, Cornell Capital will pay us 97% of the lowest volume weighted average price on the OTC-BB or other principal market on which our common stock is traded for the five trading days immediately following the date upon which we request an advance under the SEDA. The volume weighted average price is calculated automatically by Bloomberg L.P., a reporting service, and is calculated by multiplying the number of our shares sold on a given day by the actual sales prices.

      o A closing will be held one trading day after the end of each pricing period at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount requested by us.

Advances under the SEDA:

      o The periodic sale of shares is known as an advance. We may request an advance every five trading days.

      o Our ability to request advances is conditioned upon us registering the shares of common stock under the Securities Act. We may request advances under the SEDA once the underlying shares are registered under the Securities Act.

      o Thereafter, we may continue to request advances until Cornell Capital has advanced $10.0 million or 24 months after the effective date of the registration statement of which this prospectus forms a part, whichever occurs first.

      o The amount of each advance is limited to a maximum draw down of $350,000 every five trading days.

      o In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock.

Sales by Cornell Capital of shares acquired under the SEDA:

      o We do not have any agreements with Cornell Capital regarding the distribution of such stock, although Cornell Capital has indicated that it intends to promptly sell any stock received under the SEDA.

Fees under the SEDA:

      o In connection with the SEDA, Cornell Capital received a commitment fee of 1,465,065 shares of our common stock, including 293,013 shares held by its transferee, and a 12% interest bearing promissory note in the principal amount of $188,843 from us. We also paid $2,500 to Cornell Capital for due diligence expenses.

      o Further, Cornell Capital will retain a cash fee of 5% from each advance under the SEDA. This represents an effective discount of 8% when taken together with the 3% discount to the market price of our common stock that Cornell Capital will pay to purchasae shares under the SEDA.

      o Yorkville Management received a structuring fee of $10,000 in connection with the SEDA and is entitled to receive an additional $5,000 upon the effectiveness of the registration statement of which this prospectus forms a part.

      o Yorkville Management will also receive a structuring fee of $500 from the proceeds of each advance under the SEDA.

      o We engaged Monitor, a registered broker-dealer, to advise us in connection with the SEDA. For its services, Monitor received a fee of 90,909 shares of our common stock.

Registration of shares under the SEDA :

      o We are registering 64,690,666 shares of common stock for the SEDA pursuant to the registration statement of which this prospectus forms a part. The costs associated with this registration will be borne by us.

There are certain other conditions to our right to request an advance. These conditions include:

            o     maintaining our authorization for quotation on the OTC-BB;

            o having an effective registration statement related to the stock to be issued;

            o the absence of a stop order or other action adversely affecting the registration statement;

            o     no events shall have  occurred that would require us to file a
                  post-effective   amendment  to  the   effective   registration
                  statement; and

            o the advance will not cause Cornell Capital to beneficially own more than 9.9% of our outstanding common stock.

Cornell Capital is permitted to terminate the SEDA if (i) there is a stop order or suspension of the effectiveness of the registration statement of which this prospectus forms a part for 50 trading days or (ii) we fail to materially comply with certain covenants, which include the following:

            o     maintaining a quotation of the common stock on the OTC-BB;

            o maintaining our status as public company under Section 12(g) of the Exchange Act;

            o delivering instructions to the transfer agent to issue shares in connection with an advance notice;

            o notifying Cornell Capital of events impacting the registration of the stock to be issued, including the issuance of a stop order;

            o issuing stock or convertible securities at a price not less than the market price of our common stock on the date of issuance; and

            o not merging or consolidating us with another company where the acquiring entity does not assume our obligations under the SEDA.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the SEDA, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issue the number of shares of common stock being registered in the registration statement of which this prospectus forms a part at a recent price of $0.19 per share less the 3% discount to the market price of our common stock, we would issue 54,347,826 shares of common stock to Cornell Capital for gross proceeds of $10.0 million. These shares would represent 67.56% of our outstanding common stock upon issuance. In addition, we would pay $500,000 in cash to Cornell Capital, representing the cash fee of 5% of each advance under the SEDA. This represents an effective discount of 8% when taken together with the 3% discount to the market price of our common stock that Cornell Capital will pay to purchase shares under the SEDA.

Proceeds used under the SEDA will be used in the manner set forth in "Use of Proceeds". We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

We expect to incur expenses of approximately $200,000 in connection with this registration, consisting primarily of professional fees. In connection with the SEDA, we paid Cornell Capital a one-time commitment fee of 1,465,065 shares of common stock, including 293,013 shares held by its transferee, and a 12% interest bearing promissory note in the principal amount of $188,843 from us and will pay to Cornell Capital 5% of each advance we draw. We issued 90,909 shares of our common stock to Monitor, a registered broker-dealer, as a placement agent fee.

                                    BUSINESS

We are a biotechnology company that develops and distributes proprietary products for personal skin care and wound care under the Health Renu(R) brand name. Our products are all natural and provide nutrients and proteins designed to aid the body in its healing process. We believe that our products provide an effective and affordable answer to healthcare's major skin related challenges.

We have developed two product lines - our HealthRenu medical line and our BetterSkin consumer line - which consist of the following products:

HEALTHRENU MEDICAL LINE:

      o     DERM-ALL GEL

            Used for non-healing wounds, pressure ulcers, diabetic ulcers, and surgical wounds.

      o     SKIN RENU PLUS

            Used for diabetic neuropathy, circulation, skin preparation for pre-operative surgery patients, used in post-operative surgical wound care to prevent against possible staph infections and promote rapid recovery and scar reduction of the wound site.

      o     SKIN RENU LOTION

            Used for diabetic preventive skin care, preventive skin care for pressure ulcers, dermatitis, eczema, age spots, chronic bruising associated with thin skin, skin conditioner for thin skin, chronic dry skin, cracked hands, and preventive care against latex allergies.

      o     SKIN RENU

            Used for age spots, bruising, and burns as well as by people with serious allergic reactions to insect bites.

      o     RENU CARE

            Used as a non-rinse cleanser for bed patients, provides skin protection and can be used for stage 1 pressure ulcers (bedsores).

      o     DEEP RELIEF

            Has transdermal ability to penetrate through skin layers, transferring anti-inflammatory ingredients through muscle tissue to inflamed joints. Made with a heat action and used for severe arthritis.

      o     HEALTH RENU SPORTS MEDICINE

            Has transdermal ability to penetrate through skin layers, transferring anti-inflammatory ingredients through muscle tissue to inflamed joints. Made with peppermint oil which gives a peppermint fragrance as well as anti-inflammatory action. Made with a mild heat action.

      o     FACIAL SOAP

            Used for facial skin disorders. Contains omega 3, 6 and 9 fatty acids as well as vitamins.

BETTERSKIN CONSUMER LINE:

Our BetterSkin scented body lotions and body washes are designed for every day use by consumers. Our BetterSkin products come in the most popular selling scents in the U.S. - vanilla, strawberry, grapefruit, mango, cucumber melon, rose and peach - and contain seven essential oils and vitamins. Unlike a majority of the consumer scented lotion lines on the market today which can damage fat cells of the skin, we believe that BetterSkin products offer a higher quality, healthier and less expensive lotion.

Our management estimates that the wound care industry in the U.S. is a $2.8 billion a year industry and that the personal skin care industry in the U.S., including cosmeceutical (skincare products designed for both cosmetic and health purposes such as suncare, anti-acne and lip care products) and anti-aging products and hand and body lotions, is a $10 billion a year industry. The wound care industry consists primarily of products designed to maintain non-healing wounds (i.e., wounds that do not heal).

There is a growing population of older and elderly persons in the U.S. The 50 year and older age group is the fastest growing age group in the U.S. With that age group comes various types of skin disorders, non-healing diabetic ulcers, diabetic neuropathy, pressure ulcers, arthritis, heart disease and surgery. U.S. persons are living longer lives but generating higher medical care costs. Our product line is specifically designed to meet the needs of the elderly population for home healthcare and for use in assisted living and skilled care nursing facilities.

Aging and poor immune systems can cause the body to lose its ability to maintain production of certain fatty acids and amino acids that are critical for maintaining normal body function. Due to this problem, there are very few medical treatments that have a positive effect in treating skin diseases of the elderly and many of the treatments that seem to have some success also have serious side effects.

We believe that our products have a positive effect in treating certain skin conditions, especially those of the elderly, with little or no known side effects. All of our products are made with a heavy concentration of essential fatty acids. Essential fatty acids have been widely reported to have significant anti-inflammatory effects, and are currently being used in cosmetics and therapeutic vehicles. All of our products use omega-3, omega-6 and omega-9 essential fatty acids. These fatty acids and our products are recognized by the body as natural substances. When treating wounds or providing care of the skin, essential fatty acids increase blood flow to the affected areas. When blood flow increases, it aids the body's natural ability to heal, providing a positive response to the affected area. These fatty acids are readily absorbed by the body. The body uses these ingredients to aid in healing and does not fight them off as foreign.

Medicare or Medicaid cover some of the costs of providing non-healing wound care to senior citizens who are covered by those programs. In the context of non-healing wound care provided by institutional healthcare providers, our products are currently not specifically reimbursable by insurance companies, but are classified as costs associated with providing services to the patient. Over the last several years, Medicare has placed a cap on how much reimbursement will be allowed for treatment of non-healing wounds in home healthcare and nursing homes.

We believe that our products provide a very simple, rapidly working, effective and less expensive way to address skin disorders. We believe these factors will incentivize the long-term care and home healthcare industries to use our products. Our belief in the effectiveness of our products in treating certain skin conditions is based upon the observation of the response in his patients by an orthopedic surgeon with a subspecialty in wound care issues, positive feedback from customers and patients in the form of testimonials, confirmations and reorders and personal experience of management.

Our products come with a satisfaction guarantee to the medical field as well as to the household consumer. All our products are registered with the U.S. Food and Drug Administration (the "FDA").

                                  DISTRIBUTION

We distribute our HealthRenu products directly to consumers and through distributors to nursing homes, hospices, doctors' offices, pharmacies and other medical markets and retailers throughout the U.S. Our products are registered for such sale and distribution by the FDA. Historically, most of our sales have been to consumers, nursing homes, home health care, pharmacies, smaller medical supply companies, family clinics, and orthopedic surgeons, with some sales to hospitals. During the year ended September 30, 2004, $19,000 or 88% of our sales were to a distributor who is also a stockholder of us. We have not made any sales to this distributor in fiscal 2005. We do not expect to make significant sales to this distributor in the future. We have not yet commenced distribution of our BetterSkin products.

Our  current   marketing   efforts  include  use  of  regional   medical  supply
distribution companies, mailings and magazine advertising targeted to older consumers in limited U.S. markets, and internet sales. We plan to increase our marketing efforts and in addition, to attend trade shows, create product samples, new catalogs and sales materials, and promote retail sales through drug, convenience and dollar stores. We also plan to hire a marketing consultant. We anticipate expending approximately $800,000 to implement this marketing plan. If we have sufficient additional capital, we may also conduct educational programs for nurses ($300,000) and increase our marketing budget generally (by up to $1,000,000) and specifically for our medical line (by up to $600,000), including for infomercial sales of our medical line (additional
$600,000). This plan depends upon our receiving additional capital funding pursuant to the SEDA. We may also seek to enter into joint ventures or other alliances with strategic partners.

                             MANUFACTURE OF PRODUCTS

Our products are contract-manufactured by a Texas-based pharmaceutical laboratory which has been approved by the FDA. We do not have a contract with this laboratory. We cannot assure you that this laboratory will continue to maintain its FDA certification or that it will continue to be willing or able to produce our products for us at reasonable prices or at all. If for any reason this laboratory discontinues production of our products, it would likely result in significant delays in production of our products and interruption of our product sales as we seek to establish a relationship and commence production with a new laboratory.

The laboratory owns our product formulas subject to our exclusive use and right to purchase the formulas. The laboratory is responsible for supplying the formula ingredients other than the essential fatty acids which we supply for quality control purposes. We currently have on hand sufficient essential fatty acid supplies to meet our short terms needs and we have developed sources for their supply for the long-term future.

                              INTELLECTUAL PROPERTY

We own the registered trademark, Health Renu(R). We do not own any patents or licenses. Our production laboratory owns our product formulas subject to our rights to exclusive use of our product formulas and to purchase these formulas at prices that we believe are reasonable. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to our products and manufacturing processes. We protect our proprietary rights in our product formulas and operations through contractual obligations with our consultants and vendors. We cannot guarantee the adequacy of these protections, or that our competitors will not independently develop or patent products that are substantially equivalent or superior to our products.

Darrell Good, the founder and principal of Health Renu, has competed against us by posting products similar to ours with the same product numbers on his website for sale. Mr. Good has also attempted to solicit sales from our customers. We have various other claims against Mr. Good including for fraud, breach of contract and breach of fiduciary duty based on Mr. Good's misrepresentation to us that we owned our products' formulas when in fact they are owned by the production laboratory. We filed a lawsuit against Mr. Good in the U.S. District Court for the Southern District of Texas seeking recovery for these claims. Although a final default judgment against Mr. Good was entered in this case, we cannot assure you that we will be able to prevent Mr. Good from continuing to compete with us or solicit our customers. If Mr. Good continues to compete with us or solicit our customers, it could have a material adverse effect on our business. See "-- Legal Proceedings".

                              GOVERNMENT REGULATION

Our products are considered over-the-counter ("OTC") and meet the FDA's requirements for sales directly to consumers and medical related companies. We are currently developing new OTC products for which we will need to meet FDA requirements in order to sell these products to consumers and medical related companies. Any product claims we make on our product packaging or sales literature must comply with FDA requirements. We believe that we are in material compliance with these requirements. We cannot assure you that these FDA requirements will not change, that our products will continue to be considered OTC products, that they will maintain their FDA registrations or that we will be able to obtain OTC classification or FDA registration for any future products that we may develop. All of our product production is outsourced to a FDA certified laboratory.

                            RESEARCH AND DEVELOPMENT

We continually seek to develop new products to aid in personal skin care and wound care. We seek to conduct research and development on an on-going basis. If we develop and test new products, we seek to bring them to the market. We may not be able to develop any new products and any new products we develop may not be marketable. We did not incur any research and development expenses in the fiscal years ended September 30, 2004 and 2005, respectively.

Dr. Daniel Sparks, M.D., an orthopedic surgeon and member of our Board of Directors, is completing a clinical write-up of the use of our products for pre-operative and post-operative surgical wound care. The write-up covers a two-year period of time that has resulted in the design of two new products that will be discussed in the write-up.

                                    EMPLOYEES

Our Chief Executive Officer had been our only full-time employee. In 2005, we hired two additional full-time employees. We contract with consultants to assist in numerous areas of our operations and development. Additionally, we outsource key functions to control costs and keep our overhead low. We intend to hire additional full-time employees on an as needed basis. This will depend upon our receiving additional capital funding pursuant to the SEDA.

                                   COMPETITION

We estimate that the U.S. market for personal skincare products is $10 billion per year, including cosmeceutical (skin care products designed for both cosmetic and health purposes such as suncare, anti-acne and lip care products) and anti-aging products and hand and body lotions, and the U.S. market for wound care products is $2.8 billion per year. Our product lines accounts for a less than one-percent market share of this market. We will depend on marketing and distribution efforts to increase our market share. We believe that with an aggressive marketing campaign, we can distribute our product line on a nationwide basis and generate more revenue. We plan to devote a significant amount of our resources to increase our market share. This plan depends upon our receiving additional capital funding pursuant to the SEDA.

The personal skin care and wound care industries are served by a number of sources, including major domestic and international medical, pharmaceutical, cosmetic, consumer products and other companies. Most of these companies have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. Large corporations dominate sales in these industries although we believe many opportunities exist for medium and smaller-sized companies like us to compete. Medical/Pharmaceutical competitors include such large corporations such as Johnson & Johnson, Pfizer, Merck and 3M. The consumer skin care arena includes leaders such as Procter & Gamble and Eli Lilly. The cosmeceutical market is led by such well known companies as Clinique, Lancome and Estee Lauder.

We believe that we compete based upon the effectiveness of our products and upon price. We minimize our product prices by minimizing our expenses, including for product production, inventory, advertising and other overhead expenses. We intend to operate with minimal overhead costs by outsourcing our shipping, receiving, purchasing, and production functions. We also believe that our wound care products work simply, rapidly and effectively thus reducing the average cost of a wound closure to less than that for many of our competitors.

Also, Darrell Good, the founder and principal of Health Renu, has competed against us by posting products similar to ours on his website for sale and soliciting sales from our customers. We filed a lawsuit in federal court against Mr. Good and a final default judgment was entered against Mr. Good prohibiting him from competing with us for one year. The time for appeal of the order has expired. We cannot assure you that Mr. Good will not continue to compete with us notwithstanding the order. We intend to enforce the order. We cannot assure you that we will be able to prevent Mr. Good from continuing to compete with us, which could had a material adverse effect on our business. See "-- Legal Proceedings."

                                    PROPERTY

We have an office at 12777 Jones Road, Suite 481, Houston, Texas 77070 consisting of 1,692 square feet of office space. We amended our lease effective January 31, 2006 through January 31, 2009. Initial monthly payments under the lease are $3,407, escalating each year of the lease term. Future minimum payments under the lease are $36,797 for 2006, $41,713 for 2007, $42,952 for 2008 and $14,455 for 2009.

                                LEGAL PROCEEDINGS

There are no material legal proceedings pending against us except as described below.

In October 2005, Chris A. Grevenow, a stockholder, filed a lawsuit against us, our chief executive officer and a former chief executive officer, in the District Court for the City and County of Denver, State of Colorado. Mr. Grevenow claims he was issued 44,000 shares of common stock of AGTSports, Inc., a Colorado corporation and our predecessor, prior to 1997 which shares were intended to be "non-dilutive" and that he purchased 44,000 additional shares in May 1997. He further claims that he was not given notice of or an opportunity to vote with the respect to the reincorporation and exchange transaction in September 2003 whereby we became HealthRenu Medical, Inc. and that he was prevented from liquidating his shares at $8.50 per share. Mr. Grevenow alleges various claims for relief based upon negligent misrepresentation and concealment, fraudulent misrepresentation, fraudulent concealment, civil conspiracy, civil theft, breach of fiduciary duty, breach of contract, failure to provide notice of dissenter rights, violation of the Colorado Securities Act, and intentional infliction of emotional distress. Mr. Grevenow seeks relief including compensation for his stock, forfeited opportunities to liquidate his stock, actual, compensatory and punitive damages, costs and attorney fees and treble damages with respect to his civil theft claim. We believe this claim is without merit and have filed an answer to defend against such complaint.

In April 2005, we filed a lawsuit in U.S. Federal District Court for the Southern District of Texas seeking to recover approximately 8.1 million shares of our common stock from the founder and principal of HealthRenu, Darrell Good, and requesting that Mr. Good cease competing with us and soliciting our customers. The lawsuit, among other claims, alleged breach of contract, fraud and breach of fiduciary duty on the part of Mr. Good. A final default judgment against Mr. Good was entered in this case on July 29, 2005 and the court ordered that the shares be cancelled and returned to us and that Mr. Good is enjoined from competing with us for one year. The time for appeal of the order expired on August 28, 2005. We plan to pursue enforcement of the judgment. The shares have been cancelled on the books and records of our transfer agent. We cannot assure you that we will be able to prevent Mr. Good from continuing to compete with us or to solicit our customers. See "Risk Factors - Risks Related to our Operations
- Risk No. 5".

                              BUSINESS DEVELOPMENT

We were originally incorporated in Colorado as American Merger Control, Inc. on January 6, 1986. In 1990, we changed our name to Ultratech Knowledge Systems, Inc., and in 1993, we changed our name again to AGTsports, Inc. During the fiscal years ended September 30, 1991 through September 30, 1998, our business plan was to pursue providing technological and software services to golf and related industries. In 1998, we abandoned this business plan. Prior to entering into and consummating the exchange agreement (the "Exchange Agreement") with Health Renu, a Delaware corporation to whose business we succeeded, and its stockholders discussed below, we were considered a "shell" or "blank check" company whose sole purpose was to search for and enter into new business opportunities.

On September 4, 2003, we merged into AGTsports, Inc., our wholly-owned Nevada subsidiary. As a result of the merger, we were reincorporated in Nevada.

On September 26, 2003, we entered into the Exchange Agreement with Health Renu and the former Health Renu stockholders whereby Health Renu became our wholly-owned subsidiary and our control shifted to the former Health Renu stockholders.

The Exchange Agreement represented a recapitalization of Health Renu with accounting treatment similar to that used in a reverse acquisition, except that no goodwill or intangible asset is recorded. A recapitalization is characterized by the merger of a private operating company into a non-operating public shell corporation with nominal net assets and typically results in the owners and managers of the private company having effective or operating control after the transaction.

Health Renu emerged as the surviving financial reporting entity under the Exchange Agreement, but we remained as the legal reporting entity. As a result of our acquisition of Health Renu and a change in our business focus to skin care and wound care products, we changed our name to HealthRenu Medical, Inc. A reference herein to us includes a reference to Health Renu and vice-versa unless otherwise indicated.

Since its inception, Health Renu has, and since the recapitalization, we have, been in the medical research and development stage, with a focus on creating and improving our skin care and wound care products.

On February 29, 2004, we entered into an agreement with Darrell Good, a former stockholder and the founder and principal of Health Renu whereby we transferred to Mr. Good 100% of the issued and outstanding shares of our wholly-owned Health Renu subsidiary and certain of our assets and liabilities in exchange for a return to us from the stockholder of 25,000 shares of our common stock and all rights and formulas to produce Health Renu's products. The gain on the disposition of these assets and liabilities was $15,468 and recorded an additional paid in capital. We filed a lawsuit against Mr. Good alleging breach of contract, breach of fiduciary duty and fraud on his part in connection with this agreement and the Exchange Agreement. See "-- Legal Proceedings."

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act.

                                    OVERVIEW

On September 26, 2003, we acquired 100% of the outstanding shares of Health Renu, a Delaware corporation to whose business we succeeded, pursuant to the Exchange Agreement. As a result of the Exchange Agreement, the business of Health Renu became our business, our control shifted to the former Health Renu stockholders and we subsequently changed our name to HealthRenu Medical, Inc. Since its inception, Health Renu had been in the medical research and development stage, with a focus on creating and improving its skin care and wound care products. During this period, Health Renu had very little production or revenue.

Our products are specifically used for skin care and wound care. Our products are used for diabetic skin care, diabetic neuropathy, circulation, non-healing wounds, various types of skin disorders, and arthritis. We are aggressively pursuing additional uses for our products in other areas of the medical field. For example, we are researching using our products as transdermal carriers of other medications into the body, which could result in many different applications for our products.

We currently have eight major products in our medical line, including:

      o     DERM-ALL GEL WOUND DRESSING

      o     SKIN RENU PLUS CIRCULATION FORMULA

      o     SKIN RENU LOTIN

      o     SKIN RENU SKIN THERAPY

      o     RENU CARE SKIN-CARE WASH CREAM

      o     HEALTH RENU DEEP RELIEF PAIN RELIEVER

      o     HEALTH RENU SPORT MEDICINE

      o     HEALTH RENU FACIAL SOAP

Our BetterSkin consumer line consists of scented body lotions and body washes that are designed for every day use by consumers. Our BetterSkin products come in the most popular selling scents in the U.S. - vanilla, strawberry, grapefruit, mango, cucumber melon, rose and peach - and contain seven essential oils and vitamins. Unlike a majority of the consumer scented lotion lines on the market today which can damage fat cells of the skin, we believe that BetterSkin products offer a higher quality, healthier and less expensive lotion.

We have priced our BetterSkin products at a price point that covers the top 22% of the volume sales in personal skin care market. We intend to place our BetterSkin 8 ounce lotion and body soaps in low end retail markets, with the 13 ounce sizes in high end retail and drug stores.

We believe that our products provide a very simple, cost effective way to address skin disorders and have a positive effect in treating certain skin conditions, especially those of the elderly, with little or no known side effects. Our belief in the effectiveness of our products in treating certain skin conditions is based upon the observation of the response in his patients by an orthopedic surgeon with a subspecialty in wound care issues, positive feedback from customers and patients in the form of testimonials, confirmations and reorders and personal experience of management.

All of our products are made with a heavy concentration of essential fatty acids. Essential fatty acids have been widely reported to have significant anti-inflammatory effects, and are currently being used in cosmetics and therapeutic vehicles. All of our products use omega-3, omega-6 and omega-9 essential fatty acids. Our products come with a satisfaction guarantee to the medical field as well as to the household consumer. All our products are registered with the FDA.

We provide essential fatty acid ingredients to a third party manufacturing company who provides all other raw materials needed and produces our products for skin care and wound care. We then purchase the products from the manufacturer and distribute our products. The manufacturing laboratory owns our product formulas subject to our exclusive use and right to purchase the formulas at prices that we believe are reasonable.

Historically, most of our sales have been to nursing homes, hospices and clinics in the area of emergency, non-healing wounds of the human body such as staph infections, diabetic ulcers, and amputations. During the year ended September 30, 2004, $19,000 or 88% of our sales were to a distributor who is also a stockholder of us. We do not expect to make significant sales to this distributor in the future.

We have not yet commenced commercial distribution of our BetterSkin products.

Our  current   marketing   efforts  include  use  of  regional   medical  supply
distribution companies, mailings and magazine advertising targeted to older consumers in limited U.S. markets, and internet sales. We plan to increase our marketing efforts to include infomercial sales, create catalogs and sales materials, and retail sales through drug, convenience and dollar stores. We also intend to pursue other business opportunities that compliment our products. This plan depends upon our receiving additional capital funding pursuant to the SEDA. We may also seek to enter into joint ventures or other alliances with strategic partners.

                          CRITICAL ACCOUNTING POLICIES

o     Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

o     Revenue Recognition

Revenue is recognized when products are shipped and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable and collection is reasonably assured. Sales are reported net of estimated returns, consumer and trade promotions, rebates and freight allowed.

o     Inventories

Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or market. Cost is computed using actual costs on a first-in, first-out basis. Since the inventory typically has a very long shelf life, management reviews the inventory on an annual basis and records a reserve for obsolescence when considered necessary. As of December 31, 2005, we did not have a reserve for obsolescence.

o     Stock-Based Compensation

We account for employee stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and have adopted the disclosure-only alternative of SFAS No. 123R, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". Effective January 1, 2006, we adopted FAS 123R using the "modified prospective" transition method as defined. Under the modified prospective method we will record compensation cost prospectively for the unvested portion as of January 1, 2006, of previously issued and outstanding awards over the remaining vesting period of such awards.

                         COMPARISON OF OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31, 2005 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 2004

Revenues increased from $3,753 for the three months ended December 31, 2004 to $5,364 for the three months ended December 31, 2005. The increase in revenues is due to increased sales volume related to increased marketing activity.

Cost of sales increased from $948 for the three months ended December 31, 2004 to $1,083 for the three months ended December 31, 2005. The increase in cost of sales is due to increased sales volume.

Gross profit increased from $2,805 for the three months ended December 31, 2004 to $4,076 for the three months ended December 31, 2005. The increase in gross profit is due to increased sales volume.

General and administrative expenses decreased from $349,278 for the three months ended December 31, 2004 to $255,266 for the three months ended December 31, 2005. The decrease in general and administrative expenses was due to stock based compensation of $300,000 recorded in 2004 offset by higher costs in 2005 related to our expansion efforts, increased compensation to our chief executive officer, and approximately $100,000 related to increased legal and financing expenses related to seeking and obtaining outside financing.

Interest and financing expense increased from $11 for three months ended December 31, 2004 to $61,667 for the three months ended December 31, 2005. The increase is attributable to the additional interest related to the note payable and the convertible note payable and $45,041 of amortized debt issuance costs recorded in the three months ended December 31, 2005.

We recorded a loss from operations of $346,473 for the three months ended December 31, 2004 compared to a loss from operations of $250,985 for the three months ended December 31, 2005. The decrease in loss from operations is principally due to the decrease in general and administrative expenses.

We reported a net loss of $346,484 for the three months ended December 31, 2004 compared to a net loss of $312,652 for the three months ended December 31, 2005. The decrease in net loss is principally due to the decrease in general and administrative expenses.

Basic and diluted net loss per common share was $.01 for the three months ended December 31, 2004 compared to $.01 for the three months ended December 31, 2005.

FISCAL YEAR ENDED SEPTEMBER 30, 2005 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 2004

We experienced a decrease in sales of $12,021 for the fiscal year ended September 30, 2005 to $9,785 as compared to $21,806 for the fiscal year ended September 30, 2004. During the fiscal year ended September 30, 2005, we were primarily focused on expansion. We would have ordinarily allocated the funds that we used for the expansion to promote the Company's products. In addition, approximately $19,000 of the sales in 2004 were made to one of our stockholders which did not occur in 2005.

Gross profit (loss) for the fiscal year ended September 30, 2005 decreased $17,827 to a negative $3,673 compared to a negative $21,500 for the fiscal year ended September 30, 2004. The decrease was attributable to a higher cost of sales related to inventory adjustments of approximately $15,000 during the year ended September 30, 2004.

General and administrative expenses were $1,347,138 and $1,457,701 for the years ended September 30, 2005 and 2004, respectively. The decrease in general and administrative expenses is due to approximately $1,000,000 of stock based compensation expense recorded in the year ended September 30, 2004 and only $850,000 recorded in the year ended September 30, 2005 offset by additional costs associated with our expansion efforts. During 2005, we hired two additional employees to provide support for our anticipated growth.

Interest expense increased to $318,279 for the fiscal year ended September 30, 2005 from $430 for the fiscal year ended September 30, 2004. The increase is primarily related to the recording of a $240,333 beneficial conversion feature, $10,960 amortization of debt issuance costs and $55,151 of interest expense related to the convertible notes payable that were converted as of September 30, 2005.

During the year ended September 30, 2005, we incurred $360,000 of syndication costs related to the SEDA. Due to the contingencies associated with the completion of the SEDA, as of September 30, 2005 the syndication costs were written off as an expense in the statement of operations.

As of September 30, 2005, we had an accumulated deficit of ($4,795,955).

                        LIQUIDITY AND CAPITAL RESOURCES

Since inception, and for the three months ended December 31, 2005, we have not generated positive cash flow from our own operations due to the preliminary nature of our operations and our ongoing investment in our expansion. Consequently, we have been dependent on external financing to fund our cash requirements.

As of December 31, 2005, our cash totaled $226 and total current assets were $26,103. Inventory at December 31, 2005 was $22,042.

As of December 31, 2005, our accounts payable totaled $218,810. Total current liabilities were $504,711.

We operate with minimal overhead costs by outsourcing our shipping, receiving, purchasing and production functions. We also contract with consultants to assist in numerous areas of our operations and developments in order to minimize expenses. We intend to hire additional employees as needed.

Our immediate financing needs are provided by a private placement of our debt of equity securities of $600,000 as described below. We require such financing in order to pay professional fees associated with our securities and corporate compliance requirements, for registration of our shares to be issued in connection with the SEDA described below and to fund our inventory and working capital needs until the SEDA is available for us to draw upon. Such financing may not be sufficient to meet our needs until the SEDA is available for us to draw on if we experience unexpected delays or obstacles to meeting the conditions precedent to drawing upon the SEDA.

Our near term financing needs are currently expected to be provided in large part from the SEDA described below. Financing under the SEDA may not be available on favorable terms, in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price of our common stock. As the price declines, the number of shares we must issue in order to receive such financing will increase.

If we are unable to obtain financing on a timely basis, upon terms that we deem sufficiently favorable, or at all, it would have a materially adverse impact upon our ability to pursue our marketing strategy and maintain our current operations. Without capital funding, we cannot continue to operate in 2006 and cannot expand or meet our business objectives. Failure by us to obtain adequate financing may require us to delay, curtail or scale back some or all of our operations, sales, marketing efforts and research and development programs. If we do not receive external financing, our revenue stream cannot expand, would likely decrease and significant opportunities would be lost which would be a limiting factor on our growth.

In May 2005, we entered into the SEDA with Cornell Capital Partners, LP ("Cornell Capital"). Pursuant to this agreement, we may, at our discretion for up to two years, periodically issue and sell to Cornell Capital shares of common stock for a total purchase price of $10.0 million. If we request an advance under the SEDA, Cornell Capital will purchase shares of common stock for 97% of the lowest volume weighted average price on the OTC-BB or other principal market on which our common stock is traded as quoted by Bloomberg, L.P. for the five trading days immediately following the notice date. In addition, Cornell Capital will retain a cash fee of 5% from the proceeds received by us for each advance under the SEDA for a total effective discount to the market price of our common stock of 8%. Cornell Capital intends to sell any shares purchased under the SEDA at the market price. The effectiveness of the sale of the shares under the SEDA is conditioned upon us registering the shares of common stock under the Securities Act and maintaining such registration. Upon the execution of the SEDA, we issued as compensation to Cornell Capital 1,465,065 shares of our common stock with a value of $161,157, including 293,013 shares held by its transferee, and a 12% interest bearing promissory note in the principal amount of $188,843 from us. We issued to Monitor Capital, Inc., as a placement fee pursuant to the placement agent agreement between us and Monitor, 90,909 shares with an aggregate value of $10,000 in connection with the SEDA.

We issued convertible debt securities in respect of loans in the aggregate amount of $103,000 made to us by members of our Board of Directors and a consultant to us in May and June 2005. The debt was convertible into shares of our common stock at the option of the holders at the rate of $0.03 per share. The loans accrued interest at the rate of 8% per annum. The convertible debt has been converted or repaid in full. The convertible debt and related accrued interest was converted into 2,560,807 shares of common stock and repaid by approximately $32,000 in cash, including accrued interest.

In August and September 2005, we closed on $548,000 of equity units (the "2005 Units") in a private placement. Each Unit consists of a unsecured convertible promissory note in the principal amount of $1,000 (the "2005 Notes") and two warrants for each share of common stock issued upon conversion of the 2005 Notes to purchase one share of our common stock. The purchase price per Unit was $1,000. The 2005 Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter at a price equal to 85% of the average closing price of our common stock on the OTC-BB for the 10 trading days immediately preceding the day upon which we receive a conversion notice from the noteholder. The 2005 Notes are entitled to receive an 8% annual interest payment payable in shares of our common stock. The per share exercise price of the warrants is 125% and 150%, respectively, of the conversion price of the 2005 Notes. The warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the 2005 Notes and ending on October 31, 2009 and are subject to adjustment for anti-dilution purposes.

In February 2006, we closed on $600,000 of equity units (the "2006 Units") in a private placement. Each Unit consists of a secured convertible promissory note in the principal amount of $1,000 (the "2006 Notes") and eight warrants for each share of common stock issued upon conversion of the 8% Notes to purchase one share of our common stock. The purchase price per Unit was $1,000. The 2006 Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of five years thereafter at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 10 trading days immediately preceding the day upon which we receive a conversion notice from the noteholder. The 2006 Notes are entitled to receive an 8% annual interest payment payable in shares of our common stock. The per share exercise price of the warrants is 100% for two warrants, 125% for three warrants and 150% for three warrants, respectively, of the conversion price of the 2006 Notes. The warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the 2006 Notes and ending on March 31, 2011 and are subject to adjustment for anti-dilution purposes.

GOING CONCERN

Our accompanying financial statements have been prepared on a going concern basis, which contemplates our continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of December 31, 2005, we had an accumulated deficit of approximately $5.1 million. Our accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have financed our operations since inception primarily through equity and debt financings and loans from our officers, directors and stockholders. We have recently entered into the SEDA. No assurances can be given that the additional capital necessary to meet our working capital needs or to sustain or expand our operations will be available in sufficient amounts or at all under the SEDA or otherwise. Continuing our operations is dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning our directors and executive officers as of April 11, 2006:

                Name               Age                Position
          ----------------         ---           -------------------
          Robert W. Prokos         34            President and Chief
                                              Executive Officer, Director

          Dr. Dianne Love          59                 Director

             David Spencer         52                 Director

    Edward Watler Zieverink, III   42                 Director

         Dr. Daniel Sparks         56                 Director

ROBERT W. PROKOS has been our President and Chief Executive Office and a Director since March 2004. From 2001 to 2004, Mr. Prokos was President of Rhino Capital Management where he counseled public and private company clients as to business growth strategies, including revenue building, mergers, acquisitions, venture capital, business to business solutions and financing. We were a client of Mr. Prokos and Rhino Capital Management. In 2000, Mr. Prokos was a financial consultant to several companies and engaged in entrepreneurial activities for his own account, including owning interests in several real estate and mortgage companies and LD Connect, a VOIP (voice over Internet protocol) telecom company, which he sold to a public company.

DR. DIANNE LOVE, PH.D., has been our Director since March 2004. Dr. Love has been a professor of Medical Accounting at the University of Houston since 1989 and is also an Adjunct Professor at Auburn University Physicians Executive MBA Program and University of Texas Medical Branch. Dr. Love is on the advisory board for YourDoctor.com. She has published numerous articles on medical economics, finance and administration. Dr. Love received her Ph.D. in business administration from the University of Arkansas and her MBA and B.S. in Education from Auburn University.

DAVID SPENCER has been our Director since January 2005. Mr. Spencer has been the National Sales Manager in Canada and Regional Sales Manager for the Midwestern U.S. for Fischer Imaging, a diagnostic imaging company, since 2002. From 2001 to 2002, Mr. Spencer owned and operated a consulting firm with emphasis on capital equipment sales and leasing. From 2000 to 2001, he was a National Account Executive for FirstEnergy Services Corporation.

EDWARD WALTER ZIEVERINK, III has been our Director since June 2004. Mr. Zieverink has been President and owner of Horizon Environmental Services, Inc., a commercial and residential landscape management company servicing Birmingham, Alabama and the surrounding areas since 1987.

DR. DANIEL SPARKS, M.D., has been our Director since January 2004. Dr. Sparks is an orthopedic surgeon and since 1988 has practiced in a private orthopedic surgical practice established by him in Gadsden, Alabama. His subspeciality interests include surgery of the peripheral nerve system and wound care issues. Dr. Sparks graduated from the University of Tennessee School of Medicine. He served 12 years in the U.S. Air Force during which time he completed his orthopedic surgical residency at the University of Mississippi. He completed his military service at Langley Air Force Base, as TAC headquarters Chief of Orthopedic Surgery.

                                 AUDIT COMMITTEE

We do not currently have a separate audit committee. Currently, our entire Board of Directors performs all the functions that may be delegated to an audit committee. We plan to establish an audit committee during fiscal 2006 and are currently assessing which members of our Board are best qualified, based on their accounting or related financial management expertise, independence, time availability, corporate experience and other relevant factors, to serve on our audit committee. Based on our small size, early development stage and limited financial and human resources, we did not believe that creating an audit committee separate and distinct from our full Board of Directors would have been cost-effective prior to fiscal 2006.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid by us during the three years ended on September 30, 2005 to our Chief Executive Officer. We have no other executive officers who were serving as executive officers on September 30, 2005 and received total salary and bonus in excess of $100,000 during fiscal year 2005 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                                         ------------------------------------
                                                                    OTHER
  NAME AND PRINCIPAL                                                ANNUAL
       POSITION               YEAR(1)          SALARY            COMPENSATION
------------------------    ---------    -------------------     ------------
Robert W. Prokos,               2005     $            95,000     $  749,199(2)
President, Chief                2004     $            95,000     $  346,810(3)
Executive Officer and           2003     $             7,000     $  942,500(4)
Director

----------
(1) Mr. Prokos commenced service as a director and our President and Chief Executive Officer in March 2004. Prior to March 2004, Mr. Prokos served as a consultant to us and received compensation from us in such capacity.

(2) Includes 2,959,386 shares of common stock valued at $736,799 based solely upon the quoted market price of the stock at the respective dates of the transactions.

(3) Includes 655,527 shares of common stock valued at $334,349 based solely upon the quoted market price of the stock at the respective dates of the transactions.

(4) Includes 1,450,000 shares of common stock valued at $942,500 based solely upon the quoted market price of the stock at the date of the transaction.

                              EMPLOYMENT AGREEMENTS

Effective March 1, 2004, we entered into a three-year employment agreement with Robert W. Prokos. Mr. Prokos is employed as our President and Chief Executive Officer. Mr. Prokos receives an annualized base salary of $95,000. Mr. Prokos may be eligible to participate in performance bonuses and any stock option plans established by the compensation committee of our Board of Directors. Mr. Prokos may be terminated only for cause as defined in the agreement by our Board of Directors. If Mr. Prokos is terminated other than for cause, he is entitled to receive a lump sum severance payment in an amount equal to his annual salary in cash or shares at our option. Mr. Prokos devotes his full business time to our affairs.

                            COMPENSATION OF DIRECTORS

It is currently our policy to compensate each non-employee director serving on our Board of Directors for such service and attendance at Board meetings in an amount equal to 10% of the compensation paid to our Chief Executive Officer which may be paid at our discretion in cash or shares of our common stock.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth as of April 11, 2006, the number and percentage of outstanding shares of our common stock beneficially owned by our Named Executive Officers, directors, stockholders owning more than 5% of our common stock and our executive officers and directors as a group:

          Name and Address of              Shares Owned           % of Class
            Beneficial Owner             Beneficially(1)               Owned

  Robert W. Prokos(2)(3)                     5,044,203                19.33%
  16510 Westwego Drive
  Cypress, Texas 77429

  Walter Zieverink(3)                          985,080                 3.78%
  c/o 4024 Autumn Lane
  Birmingham, Alabama 35243

  Dr. Daniel Sparks(3)                       1,743,163                 6.68%
  1026 Goodyear Avenue
  Suite 100-B
  Gadsden, Alabama 35903

  Dr. Dianne Love(3)                           932,009                 3.57%
  2503 Jasmine Ridge
  Houston, Texas77062

  David Spencer(3)                           1,452,922                 5.57%
  2078 Edgeview Drive
  Hudson, Ohio 44236

  Anita Jones                                1,487,500                 5.70%
  c/o 4024 Autumn Lane
  Birmingham, Alabama 35243

  Greg Lemon                                 1,688,410                 6.47%
  2705 Hunter's Glen Drive
  Plainsboro, New Jersey 08536

  All Officers and Directors                10,157,377                38.93%
  as a Group (5 people)

----------

(1) The number of shares of common stock owned are those "beneficially owned" as determined under the rules of the SEC, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right. As of April 11, 2006, there were 26,094,589 shares of common stock outstanding.

(2)   President and Chief Executive Officer.

(3)   Director.

                                CHANGE IN CONTROL

The issuance of shares in this offering will not result in a change of control of us. Although this offering contemplates the issuance to Cornell Capital of up to 64,690,666 addition to the 1,172,052 shares currently held by Cornell Capital (which would result in Cornell Capital holding approximately 72.55% of our issued and outstanding common stock after issuance), we are restricted from issuing shares under the SEDA to Cornell Capital which would result in its owning in excess of 9.9% of our issued and outstanding shares of common stock.

                              CERTAIN TRANSACTIONS

In September 2003, we entered into a consulting services agreement with Robert Prokos, who became our Chief Executive Officer in March 2004. We engaged Mr. Prokos to advise us with respect to our acquisition of Health Renu and related matters. The agreement had a four month term which expired in January 2004. Mr. Prokos received 1,450,000 shares of our registered common stock as consideration under the agreement.

One of our former offices was located in the home of a major stockholder of us during the year ended September 30, 2003 and for the period from October 1, 2003 to December 31, 2003. The stockholder did not charge us rent for this space. The fair market value of the rent has been estimated at approximately $250 per month. Therefore, included in the accompanying statement of operations is $750 of rent expense for the year ended September 30, 2004. Effective April 30, 2002, we entered into a lease agreement with the father of our Chief Executive Officer who is also a stockholder of us to lease 33 acres of land in Texas to be used in the production of raw materials. The lease payments are $250 per month for ten years. As of February 29, 2004, upon the sale of our Health Renu subsidiary to a stockholder of us, the $5,500 liability was written off the books and the lease obligation was transferred to the stockholder.

During the year ended September 30, 2004, our Chief Executive Officer directly paid vendors on behalf of us in the total amount of $23,559. In addition, our Chief Executive Officer advanced us $6,000. During the year ended September 30, 2004, we issued our Chief Executive Officer 295,587 shares of our common stock to reimburse him for these transactions. However, based on the quoted market price of our common stock at the time of $0.75 per share, we recorded additional compensation expense $192,000 to our Chief Executive Officer.

During the year ended September 30, 2004, we recognized revenue of $19,213 from sales of product to a stockholder and consultant to us.

We have an oral understanding with Dr. Daniel Sparks, a member of our Board of Directors, relating to a potential future product based on Dr. Sparks' patent. We would pay to Dr. Sparks royalties in an amount to be determined in connection therewith.

We have a consulting services agreement with Dr. Dianne Love, a member of our Board of Directors, whereby Dr. Love provides management advisory services, strategic planning, professional introductions and company growth services to us. We issued 250,000 shares of our common stock to Dr. Love in consideration for her services under the agreement and have agreed to issue an additional 50,000 shares to her for each $100,000 in revenues over $300,000 that she generates for us up to a maximum of 350,000 additional shares. We indemnify Dr. Love against any actions brought against her for breach of representation, warranty or agreement by us, our negligence or willful misconduct or content provided by us under the agreement. The agreement commenced on May 1, 2004 and expires on May 1, 2009.

In April 2005, we filed a lawsuit in U.S. Federal District Court for the Southern District of Texas seeking to recover approximately 8.1 million shares of our common stock from the founder and principal of HealthRenu, Darrell Good, and requesting that Mr. Good cease competing with us and soliciting our customers. The lawsuit, among other claims, alleged breach of contract, fraud and breach of fiduciary duty on the part of Mr. Good. A final default judgment against Mr. Good was entered in this case on July 29, 2005 and the court ordered that the shares be cancelled and returned to us and that Mr. Good is enjoined from competing with us for one year. The time for appeal of the order expired on August 28, 2005. We plan to pursue enforcement of the judgment. The shares have been cancelled on the books and records of our transfer agent. We may not be able to prevent Mr. Good from continuing to compete with us or to solicit our customers. See "Business-Legal Proceedings".

We issued convertible debt securities in respect of loans in the aggregate amount of $103,000 made to us by members of our Board of Directors and a consultant to us in May and June 2005. The debt and related accrued interest was convertible into shares of our common stock at the option of the holders at the rate of $0.03 per share. The loans accrued interest at the rate of 8% per annum. The convertible debt has been converted or repaid in full. The convertible debt was converted into 2,506,807 shares of common stock and repaid by approximately $32,000 in cash, including accrued interest.

During the year ended September 30, 2005, we issued 2,000,000 shares of our common stock as payment of accrued compensation of $40,000 owed to our Chief Executive Officer. However, based on the quoted market price at the time of $0.17 per share, we recorded additional compensation expense of $300,000 related to this stock issuance.

We have entered into agreements with our executive officers and compensate our non-employee directors as described above in "Executive Compensation".

We believe that the transactions described above were fair to us and were as favorable to us as those that we might have obtained from non-affiliated third parties, given the circumstances under which such transactions were proposed and effectuated.

                            DESCRIPTION OF SECURITIES

We have summarized below the material provisions of our Articles of Incorporation, By-Laws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See "Where You Can Find More Information" for information about how to obtain a copy of the documents described in this section.

                                    GENERAL

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of April 11, 2006, 26,094,589 shares of our common stock and 1,763 shares of our 2000A Convertible Preferred Stock were issued and outstanding. In addition, we had outstanding as of March 20, 2006, the below-described convertible securities, warrants and commitments to issue securities.

REVERSE STOCK SPLIT

Effective September 15, 2003, we implemented a one-for-850 reverse stock split of our common stock.

COMMON STOCK

Dividends may be declared and paid on the common stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding preferred stock.

In the event of dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, each issued and outstanding share of common stock shall entitle the holder thereof to receive an equal portion of our net assets available for distribution to holders of common stock after payment of liabilities, subject to any preferential rights of any then outstanding preferred stock.

Except as otherwise required by law, each holder of common stock will have one vote in respect of each share of stock held by such holder of record for the election of directors and on all matters submitted to a vote of our shareholders. There is no cumulative voting.

PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series as may be designated by our Board of Directors.

The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock.

We have authorized for issuance up to 1,500,000 shares 2000A Convertible Preferred Stock and up to 500,000 shares 2003A Preferred Stock. At September 26, 2005, 1,763 shares of 2000A Convertible Preferred Stock were outstanding and no shares of 2003A Preferred Stock were outstanding. The 2000A Convertible Preferred Stock is entitled to a liquidation preference of $0.10 per share over our common stock and participates as to voting and dividends with our common stock. Our 2000A Convertible Preferred Stock is convertible into an equal number of shares of our common stock any time at the option of the holder thereof and automatically upon the consent of two-thirds of the outstanding shares of 2000A Convertible Preferred Stock or the closing a firm commitment underwritten public offering with proceeds of $2,000,000 to us. The 2003A Preferred Stock is not entitled to participate in dividends or voting and has no conversion or rights upon liquidation.

WARRANTS

      o Warrants to purchase 3,469,125 shares of common stock at prices ranging from $0.17 to $0.18 per share were issued on February 17, 2005 to North Coast and its designees for services as placement agent for the 2006 Private Placement. The exercise prices for these warrants represent a 10% premium over the 2006 Private Placement investors' assumed conversion prices.

      o Warrants to purchase 487,237 shares of common stock at prices ranging from $0.30 to $0.48 per share were issued on September 23, 2005 to North Coast and its designees for services as placement agent for the 2005 Private Placement. The exercise prices for these warrants represent a 10% premium over the 2005 Private Placement investors' assumed conversion prices.

      o Warrants to purchase 500,000 shares of common stock at a price of $0.50 per share were issued on September 23, 2005 to North Coast and its designees for consulting services. The exercise price for these warrants represents a premium over the market price of our common stock at the time at which the consulting arrangements pursuant to which they were issued were agreed upon.

      o Warrants to purchase 100,000 shares of common stock at a price of $0.50 per share were issued on September 23, 2005 to Portfolio Lenders II, LLC for its agreement to provide future financing of inventory acquisition and product sales growth. The warrants are subject to forfeiture six months from their date of issuance in the event that certain performance criteria is not satisfied. The exercise price for these warrants represents a premium over the market price of our common stock at the time at which the consulting arrangements pursuant to which they were issued were agreed upon.

      o Warrants to purchase 500,000 shares of common stock at a price of $0.50 per share were issued on July 31, 2005 to MultiGrow Advisors, LLC for consulting services. The exercise price for these warrants represents a premium over the market price of our common stock at the time at which the consulting arrangements pursuant to which they were issued were agreed upon.

Standby Equity Distribution Agreement

On May 23, 2005, we entered into a SEDA with Cornell Capital, pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the SEDA, Cornell Capital will pay us 97% of the lowest volume weighted average price of our common stock on the OTC-BB or other principal market on which our common stock is traded for the five days immediately following the date we deliver a notice requiring Cornell Capital to purchase our shares under the SEDA. In addition, Cornell Capital will retain a 5% cash fee from the proceeds received by us for each advance under the SEDA for a toal effective discount to the market price of our common stock of 8%.

Cornell Capital's obligation to purchase shares of our common stock under the SEDA is subject to certain conditions, including us obtaining an effective registration statement for shares of common stock sold under the SEDA and is limited to $350,000 per weekly advance.

The commitment period under the SEDA commences on the earlier to occur of (i) the date that the registration statement is declared effective by the SEC (the "Effective Date"), or (ii) such earlier date as we and Cornell Capital may mutually agree in writing.

The commitment period under the SEDA expires on the earliest to occur of (i) the date on which Cornell Capital has purchased an aggregate amount of $10,000,000 shares of our common stock under the SEDA, (ii) the date occurring twenty-four months after the Effective Date, or (iii) the date the SEDA is earlier terminated (in the event that (x) there occurs any stop order or suspension of the effectiveness of the registration statement for an aggregate of fifty trading days, other than due to the acts of Cornell Capital, during the commitment period, and (y) we fail materially to comply with any of the covenants contained in the SEDA and such failure is not cured within thirty days after receipt of written notice from Cornell Capital, provided, however, that this termination provision does not apply to any period commencing upon the filing of a post-effective amendment to the registration statement and ending upon the date on which such post effective amendment is declared effective by the SEC).

2005 Private Placement

In August and September 2005, we closed on $548,000 of 2005 Units in a private placement. Each Unit consists of 8% unsecured convertible promissory notes in the principal amount of $1,000, and two warrants for each share of common stock issued upon conversion of the 8% Notes to purchase one share of our common stock. The purchase price per Unit was $1,000.

The 8% Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter at a price equal to 85% of the average closing price of our common stock on the OTC-BB for the 10 trading days immediately preceding the day upon which we receive a conversion notice from the Noteholder. The 8% Notes are entitled to receive an 8% annual interest payment payable in shares of our common stock. The per share exercise price of the warrants is 125% and 150%, respectively, of the conversion price of the 8% Notes. The warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the 8% Notes and ending on October 31, 2009 and are subject to adjustment for anti-dilution purposes.

2006 Private Placement

In February 2006, we closed on $600,000 of 2006 Units in a private placement. Each Unit consists of 8% secured convertible promissory notes in the principal amount of $1,000, and eight warrants for each share of common stock issued upon conversion of the 8% Notes to purchase one share of our common stock. The purchase price per Unit was $1,000.

The 8% Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 10 trading days immediately preceding the day upon which we receive a conversion notice from the Noteholder. The 8% Notes are entitled to receive an 8% annual interest payment payable in shares of our common stock. The per share exercise price of the warrants is 100% for two warrants, 125% for three warrants and 150% for three warrants, respectively, of the conversion price of the 8% Notes. The warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the 8% Notes and ending on March 31, 2011 and are subject to adjustment for anti-dilution purposes.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and By-laws provide for:

      o indemnification of our directors or persons serving in various business capacities at our request against judgments, penalties, fines and amounts paid in settlement and reasonable expenses actually incurred by such person by reason of the fact that such person is or was serving as provided above in connection with a threatened, pending or completed proceeding, whether civil or criminal, administrative, arbitrative or investigative, any appeal in any of the foregoing, or inquiry or investigation that could lead to such, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and

      o mandatory indemnification of such persons who have been successful in defense of any proceeding against reasonable expenses incurred in connection with such proceeding.

                                 LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by _____________. Gallagher, Briody and Butler, Princeton, New Jersey, has served as special counsel to us in connection with the SEDA transaction and preparation of the registration statement of which this prospectus forms a part.

                                     EXPERTS

The financial statements of HealthRenu Medical, Inc. as of September 30, 2005 and for each of the two years ended September 30, 2005, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as disclosed in Note 3 to the financial statements) of Ham, Langston & Brezina, L.L.P., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. As permitted by the SEC rules and regulations, this prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. You may read and copy the registration statement and exhibits at the public reference room of the SEC at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC charges a fee for copies. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS
                            HEALTHRENU MEDICAL, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                          Page(s)
                                                                                                          -------
Financial Statements for the Two Years Ended September 30, 2005

Report of Independent Registered Public Accounting Firm                                                     F-2

Balance Sheet as of September 20, 2005 and 2004                                                             F-3

Statement of Operations for the years ended September 30, 2005 and 2004                                     F-4

Statement of Stockholders' Equity (Deficit) for the years ended September 30, 2005 and 2004                 F-5

Statement of Cash Flows for the years ended September 30, 2005 and 2004                                     F-7

Notes to Financial Statements                                                                               F-8

Financial Statements for the Quarter Ended December 31, 2005

Unaudited Condensed Balance Sheet as of December 31, 2005                                                   F-21

Unaudited Condensed Statement of Operations for the three months ended December 31, 2005 and 2004           F-22

Unaudited Condensed Statement of Stockholders' Equity  (Deficit) for the three months
ended December 31, 2005                                                                                     F-23

Unaudited Condensed Statement of Cash Flows for the three months ended December 31, 2005 and 2004           F-24

Notes to Unaudited Condensed Financial Statements                                                           F-25

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

To the Board of Directors and Stockholders of HealthRenu Medical, Inc.

We have audited the accompanying balance sheet of HealthRenu Medical, Inc. (the "Company") as of September 30, 2005 and 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthRenu Medical, Inc. as of September 30, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming HealthRenu Medical, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred significant recurring losses from operations and at September 30, 2005 is in a negative working capital position and a stockholders' deficit position. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Houston, Texas
January 25, 2006, except for note 14 which is March 31, 2006.

                                            /s/ Ham, Langston & Brezina, LLP

                            HEALTHRENU MEDICAL, INC.
                                  BALANCE SHEET
                           September 30, 2005 and 2004
                                   ----------

ASSETS
                                                             2005             2004
                                                         ------------    ------------
Current assets:
  Cash and cash equivalents                              $    163,095    $      7,560
  Accounts receivable                                             716           2,500
  Inventories                                                  18,188          22,430
  Prepaids and other assets                                     2,146              --
                                                         ------------    ------------

    Total current assets                                      184,145          32,490

Property and equipment, net                                     9,592           4,048
                                                         ------------    ------------

      Total assets                                       $    193,737    $     36,538
                                                         ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                       $    117,863    $    131,223
  Accounts payable-stockholder                                  2,329           2,329
  Note payable                                                188,843              --
  Accrued liabilities                                          27,403          59,661
                                                         ------------    ------------

    Total current liabilities                                 336,438         193,213
                                                         ------------    ------------

Convertible notes payable                                      10,960              --
                                                         ------------    ------------

      Total liabilities                                       347,398         193,213
                                                         ------------    ------------

Stockholders' equity (deficit):
  Convertible preferred stock, Series 2000A, $0.001
    par value; 1,500,000 shares authorized, 1,763
    shares issued and outstanding at September 30,
    2005                                                            2               2
  Common stock; $.001 par value, 150,000,000 shares
    authorized, 25,619,589 and 22,454,451 shares
    issued and outstanding at September 30, 2005 and
    2004, respectively                                         25,620          22,454
  Additional paid-in capital                                4,616,672       2,581,911
  Unissued common stock                                            --          42,511
  Accumulated deficit                                      (4,795,955)     (2,803,553)
                                                         ------------    ------------

      Total stockholders' equity (deficit)                   (153,661)       (156,675)
                                                         ------------    ------------

        Total liabilities and stockholders' equity
          (deficit)                                      $    193,737    $     36,538
                                                         ============    ============

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                             STATEMENT OF OPERATIONS
                 for the years ended September 30, 2005 and 2004
                                   ----------

                                                       2005             2004
                                                   ------------    ------------

Sales                                              $      9,785    $     21,806

Cost of sales                                            13,458          43,306
                                                   ------------    ------------

    Gross margin                                         (3,673)        (21,500)

General and administrative expenses                  (1,347,138)     (1,457,701)
                                                   ------------    ------------

    Loss from operations                             (1,350,811)     (1,479,201)
                                                   ------------    ------------

Other income (expense):
  Write down of syndication costs                      (360,000)             --
  Interest and financing expense                       (318,279)           (430)
  Gain on extinguishment of debt                         36,688              --
                                                    ------------    ------------

    Total other income (expense), net                  (641,591)           (430)
                                                   ------------    ------------

Net loss                                           $ (1,992,402)   $ (1,479,631)
                                                   ============    ============

Weighted average shares outstanding                  27,398,634      19,280,788
                                                   ============    ============

Basic and diluted net loss per common share        $      (0.07)   $      (0.08)
                                                   ============    ============

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                 for the years ended September 30, 2005 and 2004
                                   ----------

                                                                                    Additional    Unissued      Stock
                                    Preferred Stock            Common Stock          Paid-In       Common     Subscription
                                  Shares       Amount       Shares       Amount      Capital       Stock      Receivable
                               -----------  -----------  -----------  -----------  -----------  -----------   -----------
Balance at September 30, 2003        1,763  $         2   15,506,962  $    15,507  $   674,830  $   698,602   $   (31,000)

Common stock issued for cash
  and receivable                        --           --    1,822,000        1,822      100,378           --            --

Common stock issued as
  payment of liabilities and
  additional compensation               --           --      745,587          745      790,813           --            --

Common stock issued for
  consulting services                   --           --      325,000          325      277,625           --            --

Common stock issued for
  employee compensation                 --           --      275,000          275       27,225           --            --

Issuance of common stock for
  committed stock                       --           --    3,779,902        3,780      694,822     (698,602)

Shares committed and issuable
  for employee and directors
  compensation                          --           --           --           --           --       42,511            --

Additional capital
  contributed upon sale of
  assets and liabilities                --           --           --           --       15,468           --            --

Collection of subscription
  receivable                            --           --           --           --           --           --        31,000

Rent contributed by
  stockholder                           --           --           --           --          750           --            --

Net loss                                --           --           --           --           --           --            --
                               -----------  -----------  -----------  -----------  -----------  -----------   -----------

Balance at September 30, 2004        1,763  $         2   22,454,451  $    22,454  $ 2,581,911  $    42,511   $        --
                               ===========  ===========  ===========  ===========  ===========  ===========   ===========

                               Accumulated
                                 Deficit         Total
                               -----------   -----------
Balance at September 30, 2003  $(1,323,922)  $    34,019

Common stock issued for cash
  And receivable                        --       102,200

Common stock issued as payment
  of liabilities and additional
  compensation                          --       791,558

Common stock issued for
  consulting services                   --       277,950

Common stock issued for
  employee compensation                 --        27,500

Issuance of common stock for
  committed stock                       --            --

Shares committed and issuable
  for employee and directors
  compensation                          --        42,511

Additional capital
  contributed upon sale of
  assets and liabilities                --        15,468

Collection of subscription
  receivable                            --        31,000

Rent contributed by
  stockholder                           --           750

Net loss                        (1,479,631)   (1,479,631)
                               -----------   -----------

Balance at September 30, 2004  $(2,803,553)  $  (156,675)
                               ===========   ===========

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                 for the years ended September 30, 2005 and 2004

                                                                                         Additional    Unissued       Stock
                                        Preferred Stock            Common Stock            Paid-In      Common      Subscription
                                      Shares       Amount       Shares        Amount       Capital       Stock      Receivable
                                   -----------  -----------  -----------   -----------   -----------  -----------   -----------
Balance at September 30, 2004            1,763  $         2   22,454,451   $    22,454   $ 2,581,911  $    42,511   $        --

Common stock issued as
  settlement                                --           --       25,000            25           725           --            --

Common stock issued as payment
  for liabilities and additional
  compensation                              --           --    2,623,850         2,624       349,888           --            --

Common stock issued for
  services                                  --           --       25,000            25         2,475           --            --

Issuance of common stock
  committed                                 --           --    1,585,563         1,585        40,926      (42,511)

Warrants issued for consulting
  services                                  --           --           --            --       457,270           --            --

Warrants issued with convertible
  notes                                     --           --           --            --       313,503           --            --

Common stock issued for
  syndication costs                         --           --    1,555,974         1,556       169,601           --            --

Common stock issued for cash                --           --    3,274,667         3,275       143,175           --            --

Common stock cancelled                      --           --   (8,777,500)       (8,777)        8,777           --            --

Common stock issued as
  compensation                              --           --      291,777           292        87,241           --            --

Effect of beneficial
  conversion feature                        --           --           --            --       337,630           --            --

Common stock issued upon
  conversion of notes and related
  accrued interest                          --           --    2,560,807         2,561       123,550           --            --

Net loss                                    --           --           --            --            --           --            --
                                   -----------  -----------  -----------   -----------   -----------  -----------   -----------

Balance at September 30, 2005            1,763  $         2   25,619,589   $    25,620   $ 4,616,672  $        --   $        --
                                   ===========  ===========  ===========   ===========   ===========  ===========   ===========

                                   Accumulated
                                     Deficit        Total
                                   -----------   -----------
Balance at September 30, 2004      $(2,803,553)  $  (156,675)

Common stock issued as
  settlement                                --           750

Common stock issued as payment
  of liabilities and additional
  compensation                              --       352,512

Common stock issued for
  services                                  --         2,500

Issuance of common stock
  committed                                 --            --

Warrants issued for consulting
  services                                  --       457,270

Warrants issued with convertible
  notes                                     --       313,503

Common stock issued for
  syndication costs                         --       171,157

Common stock issued for cash                --       146,450

Common stock cancelled                      --            --

Common stock issued as
  compensation                              --        87,533

Effect of beneficial
  conversion feature                        --       337,630

Common stock issued upon
  conversion of notes and related
  accrued interest                          --       126,111

Net loss                            (1,992,402)   (1,992,402)
                                   -----------   -----------

Balance at September 30, 2005      $(4,795,955)  $  (153,661)
                                   ===========   ===========

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                             STATEMENT OF CASH FLOWS
                 for the years ended September 30, 2005 and 2004
                                   ----------

                                                               2005            2004
                                                           ------------    ------------
Cash flows from operating activities:
  Net loss                                                 $ (1,992,402)   $ (1,479,631)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation                                                  1,689           7,184
    Rent expense contributed by stockholder                          --             750
    Effect of beneficial conversion feature                     240,333              --
    Amortization of debt issuance costs                          10,960              --
    Write off of syndication costs                              360,000              --
    Common stock issued for interest and financing costs         53,111              --
    Common stock issued for services and settlement             460,520         277,950
    Common stock issued for compensation                        387,533         800,797
    Gain on extinguishment of debt                              (36,688)             --
    Changes in operating assets and liabilities:
      Accounts receivable                                         1,784          (1,994)
      Employee receivable                                            --           5,771
      Other current assets                                       (2,146)          4,936
      Inventories                                                 4,242          24,473
      Accounts payable and accrued liabilities                   43,582         227,030
                                                           ------------    ------------

        Net cash used in operating activities                  (467,482)       (132,734)
                                                           ------------    ------------

Cash flows from investing activities:
  Purchase of fixed assets                                       (7,233)         (8,090)
                                                           ------------    ------------

        Net cash used in investing activities                    (7,233)         (8,090)
                                                           ------------    ------------

Cash flows from financing activities:
  Proceeds from convertible notes payable                       513,800              --
  Repayment of convertible notes payable                        (30,000)             --
  Proceeds from issuance of common stock                        146,450          99,700
  Proceeds from collection of subscription receivable                --          31,000
                                                           ------------    ------------

        Net cash provided by financing activities               630,250         130,700
                                                           ------------    ------------

(Decrease)/increase in cash and cash equivalents                155,535         (10,124)

Cash and cash equivalents, beginning of year                      7,560          17,684
                                                           ------------    ------------

Cash and cash equivalents, end of year                     $    163,095    $      7,560
                                                           ============    ============

Supplemental disclosure of cash flow information:

  Cash paid for interest                                   $      2,040    $         --
                                                           ============    ============

  Cash paid for income taxes                               $         --    $         --
                                                           ============    ============

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   ----------

1.    Background and Summary of Significant Accounting Policies

      Background

      HealthRenu Medical, Inc. (the "Company"), a Nevada corporation, is headquartered in Houston, Texas. The Company provides raw materials to a third party manufacturing company who produces various skin care products that are purchased and distributed by the Company primarily to the home health care and other medical markets in the United States.

      The Company was originally incorporated in Delaware as Health Renu, Inc. in 1997. In September 2003, upon completion of a recapitalization through acquisition of a non-operating public shell, the name was changed to HealthRenu Medical, Inc. The public shell had no significant assets or operations at the date of acquisition. The Company assumed all liabilities of the public shell that remained on the date of the acquisition. The historical financial statements presented herein are those of HealthRenu Medical, Inc., and its predecessor, Health Renu, Inc.

      On February 29, 2004, the Company entered into an agreement with a stockholder and former owner of the non-public entity to exchange 100% of the issued and outstanding shares of Health Renu, Inc., a Delaware corporation, and certain assets and liabilities of the Company for a return of 25,000 shares of common stock of the Company (which the Company has not yet received and has placed $-0- value on due to the uncertainty of receipt of these shares) and exclusive rights to the formulas to produce its products. The disposition of these assets and liabilities resulted in the Company recording additional paid-in capital of $15,468.

      Following is a summary of the Company's significant accounting policies.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

      Revenue Recognition

      Revenue is recognized when products are shipped and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable and collection is reasonably assured. Sales are reported net of estimated returns, consumer and trade promotions, rebates and freight allowed.

      Concentrations of Credit Risk

      Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable.

      The Company maintains its cash in well-known banks selected based upon management's assessment of the banks' financial stability. Balances may periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits.

      Accounts receivable generally arise from sales of various skin care products to the home health care and other medical markets in the United States. Collateral is generally not required for credit granted.

                                   Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

1.    Background and Summary of Significant Accounting Policies, continued

      Concentrations of Credit Risk, continued

      Sales of product to a stockholder of the Company comprised approximately 88% of the Company's revenue for the year ended September 30, 2004. There were no such sales in 2005.

      Cash Equivalents

      For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

      Property and Equipment

      Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to twenty-five years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

      Inventories

      Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or market. Cost is computed using actual costs on a first-in, first-out basis. Since the inventory typically has a very long shelf life, management reviews the inventory on an annual basis and records a reserve for obsolescence when considered necessary. As of September 30, 2005, the Company did not have a reserve for obsolescence.

      Shipping and Delivery Costs

      The cost of shipping and delivery are charged directly to cost of sales at the time of shipment.

      Research and Development

      Research and  development  activities are expensed as incurred,  including
      costs  relating  to  patents  or  rights,   which  may  result  from  such
      expenditures.

      Income Taxes

      The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

      Debt Issuance Costs

      Debt issuance costs are deferred and recognized, using the interest method, over the term of the related debt.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

1.    Background and Summary of Significant Accounting Policies, continued

      Loss Per Share

      Basic and diluted loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from convertible preferred stock and common stock options and warrants are excluded from the computation, as their effect would dilute the loss per share for all periods presented. If the Company had reported net income for the years ended September 30, 2005 or 2004, the calculation of diluted net income per share would have included 367,919 and -0-, respectively, and 1,763 and 1,763, respectively, of additional common equivalent shares for the Company's stock warrants and convertible preferred stock.

      Impairment of Long-Lived Assets

      In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset or the asset's estimated fair value to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

      Fair Value of Financial Instruments

      The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

      Comprehensive Income

      Comprehensive income includes such items as unrealized gains or losses on certain investment securities and certain foreign currency translation adjustments. The Company's financial statements include none of the additional elements that affect comprehensive income. Accordingly, comprehensive income (loss) and net income (loss) are identical.

      Stock-Based Compensation

      The Company accounts for employee stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting fort Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure".

      Unissued Common Stock

      The Company records unissued common stock when it receives cash or services for common stock which has yet to be issued. Such unissued common stock is included in weighted average shares outstanding for the calculation of the loss per share during the period for which the cash was committed and services provided if there were no further contingencies associated with the transaction and the unissued common stock was entitled to participate in dividends.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

1.    Background and Summary of Significant Accounting Policies, continued

      Reclassifications

      Certain  amounts  included  in the 2004  financial  statements  have  been
      reclassified   to  confirm  to  the  current   year   presentation.   Such
      reclassifications did not have any effect on the reported net loss or stockholders' deficit.

      Recent Accounting Pronouncements

      In December 2004 the FASB issued revised SFAS No. 123R, "Share-Based Payment". SFAS No. 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in interim or annual periods beginning after June 15, 2005. The Company will be required to adopt SFAS No. 123R in its fiscal year 2006 and currently discloses the effect on net (loss) income and (loss) earnings per share of the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". The Company is currently evaluating the impact of the adoption of SFAS 123R on its financial position and results of operations, including the valuation methods and support for the assumptions that underlie the valuation of the awards.

      In November 2004 the FASB issued SFAS No. 151, "Inventory Costs". The new Statement amends ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This Statement requires that those items be recognized as current period charges and requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005. The adoption of this statement is not expected to have a material impact on our financial condition or results of operations.

      In December 2004 the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS No. 153 is not expected to have a material impact on its financial position or results of operations.

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3", which requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. If such determinations are impracticable, there are other disclosures required under the standard. This standard is effective for fiscal years beginning after December 15, 2005 and early adoption is allowed. The adoption of this standard is not expected to have a material impact on the Company's financial position or results of operations.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

2.    Going Concern

      During the years ended September 30, 2005 and 2004, the Company has continued to accumulate payables to its vendors and has experienced negative financial results as follows:

                                                       2005            2004
                                                   ------------    ------------
      Net loss                                     $ (1,992,402)   $ (1,479,631)
      Negative cash flows from operations              (467,482)       (132,734)
      Negative working capital                         (152,293)       (160,722)
      Accumulated deficit                            (4,795,955)     (2,803,553)
      Stockholder deficit                              (153,661)       (156,674)

      Management has developed specific current and long-term plans to address its viability as a going concern as follows:

      o Effective September 2003, the Company entered into a recapitalization transaction with a public shell to gain access to public capital markets, to increase attractiveness of its equity and to create liquidity for stockholders.

      o The Company is also attempting to raise funds through debt and/or equity offerings. If successful, these additional funds will be used to pay down liabilities and to provide working capital.

      o     In the long-term,  the Company  believes that cash flows from growth
            in  its   operations   will  provide  the  resources  for  continued
            operations.

      o In May 2005 the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P., where the Company may periodically sell shares of common stock for a purchase price up to a maximum of $10 million subject to the completion of the registration of the Company's common stock under the Securities Act of 1933.

      There can be no assurance that the Company will have the ability to implement its business plan and ultimately attain profitability. The Company's long-term viability as a going concern is dependent upon three key factors, as follows:

      o The Company's ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations in the near term.

      o     The ability of the Company to control costs and expand revenues.

      o     The  ability  of  the  Company  to   ultimately   achieve   adequate
            profitability   and  cash  flows  from  operations  to  sustain  its
            operations.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

3.    Inventories

      Inventories consist of the following at September 30, 2005 and 2004:

                                                2005            2004
                                             ----------      ----------

      Work-in-process                        $       --      $   14,000
      Finished goods                             18,188           8,430
                                             ----------      ----------

                                             $   18,188      $   22,430
                                             ==========      ==========

4.    Property and Equipment

      Property and equipment consisted of the following at September 30,2005 and 2004:

                                                2005            2004
                                             ----------      ----------

      Furniture and fixtures                 $    9,314      $    2,893
      Buildings and equipment                     5,335           5,552
      Software                                    1,029              --
                                             ----------      ----------

                                                 15,678           8,445
      Less: accumulated depreciation             (6,086)         (4,397)
                                             ----------      ----------

        Property and equipment, net          $    9,592      $    4,048
                                             ==========      ==========

      Depreciation expense for the years ended September 30, 2005 and 2004 was $1,689 and $2,135, respectively.

5.    Note Payable

      In May 2005 the Company entered into a SEDA agreement (See Note 9). In conjunction with this agreement, the Company entered into a promissory note for $188,843 to pay for certain of its financing costs associated with this agreement. The note bears interest at 12% per year and matured on October 3, 2005. This note has been verbally extended and is due on demand. The note is not collateralized. Due to the contingencies associated with the completion of the SEDA agreement, this amount has been expensed and included in write off of syndication costs in the statement of operations for the year ended September 30, 2005.

6.    Convertible Notes Payable

      During April and May 2005, the Company received $103,000 in the form of convertible notes payable from certain of its officers and directors. These notes bear interest at 8% per year, plus contain an additional 8% financing charge, and are convertible into the Company's common stock at $0.03 per share. The notes matured on August 31, 2005. Since the conversion price of $0.03 was less than the fair market value of the Company's common stock of $0.10, which was determined based on the quoted market price of the common stock, the Company recorded a $240,333 beneficial conversion feature, which is included in interest and financing expenses in the accompanying statement of operations for the year ended September 30, 2005. During the year ended September 30, 2005, 2,560,807 shares of common stock were issued upon the conversion of $73,000 of principal and $53,111 in interest and financing expense related to the convertible notes payable. The remaining $30,000 in principal and $2,040 in interest was repaid in cash during the year ended September 30, 2005.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

6.    Convertible Notes Payable, continued

      In August and September 2005 the Company entered into agreements to issue convertible promissory notes and received gross proceeds of $548,000. The notes are for a term of three years and bear interest at 8% per annum, which is payable annually in shares of the Company's common stock. The holder of the note has the option to convert the note at any time on or after the issuance date of the note. The notes are convertible at 85% of the average of the trading prices of the common stock for the ten days ending one day prior to the Company's receipt of the conversion notice. The note holders are also to be granted two warrants to purchase the Company's common stock for each share of common stock issued upon conversion of the notes with each warrant to purchase one share of common stock at an exercise price of 125% and 150%, respectively, of the conversion price of the notes then in effect.

      Based on the conversion price at the date of issuance of the notes, the warrants that would have been granted would have entitled the holders to purchase 3,246,002 shares of the Company's common stock at a price range of $0.40 to $0.66 per share. These warrants, once granted, will expire on October 31, 2009. The Company allocates the proceeds received from convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants as a debt discount was calculated using the Black-Scholes option pricing model with the following assumptions: (i) volatility of 188%, (ii) risk-free interest rate of 4.5%, (iii) dividend rate of -0-%, and (iv) weighted average term of four years. The value allocated to the warrants was estimated to be $120,566 and will be recognized as interest expense over the three-year term of the notes.

      Since the conversion price is less than the Company's stock price on the date of issuance, the Company recorded a $97,297 beneficial conversion feature, which is being amortized as additional interest expense over the three-year term of the notes. In addition, the Company incurred $137,200 in debt issuance costs paid to the broker-dealer as a placement fee and granted warrants to purchase 487,237 shares of the Company's common stock as an additional placement fee to the broker-dealer. The warrants are exercisable at prices ranging from $0.30 to $0.48 per share upon issuance of the notes and expire on October 31, 2009. The fair market value of the warrants issued was determined to be $192,947 using the Black-Scholes option pricing model. The assumptions used in the fair value calculation of the warrants were as follows: (i) weighted average term of four years,
      (ii) volatility of 188%, (iii) dividend rate of -0-% and (iv) risk-free interest rate of 4.5%. The Company will amortize the relative fair value of the warrants to interest expense over the three-year life of the notes using the interest method. Accordingly, the actual weighted average interest rate on these debentures, including the effect of the cost of the beneficial conversion feature, is approximately 45%. During the year ended September 30, 2005, the Company recognized $10,960 in interest expense related to the amortization of the value of the warrants, the beneficial conversion feature and the additional debt issuance costs recorded on these convertible promissory notes. In the event the debt is settled prior to the maturity date, an expense will be recognized based on the difference between the carrying amount and the amount of the note payment.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

6.    Convertible Notes Payable, continued

      Following is an analysis of the convertible note balance as of and during the year ended September 30, 2005:

      Proceeds received from the note holders                        $  548,000
                                                                     ----------

        Total contractual amounts due under the notes                   548,000

      Direct costs of the financing                                    (137,200)
                                                                     ----------

      Net proceeds to the Company                                       410,800

      Value of stock warrants issued as a placement fee                (192,947)
      Value of beneficial conversion feature                            (97,297)
      Allocated value of future warrants to be granted
        to note holders                                                (120,566)
                                                                     ----------

        Convertible notes payable at date of origination                     --

      Amortization of loan costs                                         10,960
                                                                     ----------

          Convertible notes payable at September 30, 2005            $   10,960
                                                                     ==========

7.    Income Taxes

      The Company has incurred losses since its inception and, therefore, has not been subject to federal income taxes. As of September 30, 2005, the Company had net operating loss ("NOL") carryforwards for income tax purposes of approximately $2,455,000 which expire in various tax years through 2024. Under the provisions of Section 382 of the Internal Revenue Code an ownership change in the Company could severely limit the Company's ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities. Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

      The composition of deferred tax assets and liabilities and the related tax effects at September 30, 2005 and 2004 are as follows:

                                                         2005           2004
                                                      ----------     ----------
      Deferred tax assets:
        Net operating losses                          $  834,701     $  626,817
        Valuation allowance                             (834,701)      (626,817)
                                                      ----------     ----------

          Net deferred tax asset (liability)          $       --     $       --
                                                      ==========     ==========

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

7.    Income Taxes, continued

      The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. federal statutory rate of 34% were applied to pre-tax loss for the years ended September 30, 2003 and 2002 is as follows:

                                            2005                         2004
                                  ------------------------     ------------------------
                                    Amount        Percent        Amount        Percent
                                  ----------    ----------     ----------    ----------
      Benefit for income tax at
        federal statutory rate    $  677,417          34.0%    $  503,075          34.0%
      Non-deductible expense        (469,533)        (23.6)      (321,783)        (21.7)
      Increase in valuation
        allowance                   (207,884)        (10.4)      (181,292)        (12.3)
                                  ----------    ----------     ----------    ----------

                                  $       --            --%    $       --            --%
                                  ==========    ==========     ==========    ==========

8.    Commitments and Contingencies

      Leases

      The Company leases office space and facilities under an operating lease which expires in January 2006. This lease required monthly lease payments of $2,115. The Company renewed its lease effective January 31, 2006. The new lease requires initial monthly payments of $3,407 escalating each year through the term of the lease, which expires on January 31, 2009. Future minimum lease payments on this lease are as follows:

                             Operating
                              Leases
                            ----------
      2006                  $   36,797
      2007                      41,713
      2008                      42,952
      2009                      14,455
                            ----------

                            $  135,917

      Total rent expense for the years ended September 30, 2005 and 2004 was $26,173 and $13,525, respectively.

      Litigation

      In 2004, Cause Number 825,095, "David M. Loev v. HealthRenu Medical, Inc," was filed against the Company in the County Court at Law No. 4, Harris County, Texas. The amount of damages sought by David Loev is approximately $16,600 for nonpayment of legal services he performed for the Company. The amount has been recorded as a liability as of September 30, 2004 in the accompanying financial statements. This matter was settled in 2005 with the Company paying $16,600 in cash.

      The Company is currently a party to certain litigation arising in the normal course of business. Management believes that such litigation will not have a material impact on the Company's financial position or results of operations.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

8.    Commitments and Contingencies, continued

      Consulting and Employment Agreements

      In March 2004, the Company entered into an employment agreement with its new chief executive officer. The three-year employment agreement provides for an annual salary as well as a one-time issuance of 350,000 shares of common stock of the Company at $0.06 per share, which was the fair value of the common stock determined based on recent cash sales of the Company's common stock, as payment of accrued compensation owed to him of approximately $21,214. However, since the quoted market price of the Company's common stock was $1.60 per share at the grant date, the Company recorded additional compensation expense of $538,786 in the statement of operations for the year ended September 30, 2004.

      In May 2004 the Company entered into a consulting services agreement with a member of the Board of Directors to provide management advisory services, strategic planning, professional introductions and company growth services. The Company issued 250,000 shares of common stock, which was valued at $0.80 per share based on the quoted market price of the Company's common stock, to the board member in consideration for services under the agreement and have agreed to issue an additional 50,000 shares for each $100,000 in revenues over $300,000 that she generates for the Company up to a maximum of 350,000 additional shares. The agreement expires on May 1, 2009. As a result, the Company has recorded $200,000 as consulting expense in the statement of operations for the year ended September 30, 2004.

9.    Standby Equity Distribution Agreement

      In May 2005, the Company entered into a Standby Equity Distribution Agreement ("SEDA") with Cornell Capital Partners, L.P. ("Cornell"). Pursuant to the SEDA, the Company may periodically sell to Cornell shares of its common stock for a purchase price of up to a maximum $10 million. For each share of common stock purchased under the SEDA, Cornell will pay the Company 97% of the lowest volume weighted average price on which its common stock is traded for the five trading days immediately following the notice date. Subject to the Company completing the registration of its common stock related to the SEDA agreement, under the Securities Act of 1933, the Company may request advances until Cornell has advanced $10 million or within 24 months after the effective date of the Company's related registration statement, whichever occurs first. The amount of each advance is limited to a maximum draw down of $350,000 every five trading days. Cornell will retain a fee of 5% of each advance under the SEDA, resulting in a total effective discount to the market price of the Company's common stock of 8%. The Company also issued 1,465,065 shares of its common stock valued at $0.11 per share which was the fair market value of the common stock when the number of shares were agreed upon and a promissory note in the principal amount of $188,843 to Cornell and issued 90,909 shares of its common stock valued at the fair market value of $0.11 per share to a placement agent, resulting in total financing costs of $360,000, which was expensed as of September 30, 2005.

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

10.   Preferred Stock

      The articles of incorporation of the Company stipulate that the Company is authorized to issue 5,000,000 shares of preferred stock, $.001 par value. Of the 5,000,000 authorized shares, 1,500,000 shares of preferred stock have been designated Series 2000A Convertible Preferred stock (Series 2000A Preferred). The shareholders of these preferred shares are entitled to a preference in liquidation of ten cents per share. These preferred shareholders also receive dividends on a pro-rata basis with common stockholders at the election of the board of directors. No dividends have been declared as of September 30, 2005. Each share is convertible at the option of the shareholder to one share of common stock. In addition, the shares will automatically convert to common shares upon the closing of a firm commitment underwritten public offering with net proceeds in excess of $2,000,000 or a vote of two-thirds of the preferred shareholders. As of September 30, 2005, there are 1,763 shares of Series 2000A Preferred stock outstanding. No other preferred stock is outstanding at September 30, 2005.

11.   Stock Warrants

      In September 2005 the Company granted warrants to certain consultants to purchase 1,100,000 shares of the Company's common stock at $0.50 per share, at which time the trading price was $0.44 per share. The warrants were fully vested, exercisable at the date of grant and expire on October 31, 2009. Using the Black-Scholes option pricing model with the following assumptions: (i) volatility of 188%, (ii) risk-free interest rate of 4.5%, dividend yield of -0-% and (iv) weighted average term of four years, the value of the warrants was estimated to be $457,270, which was recorded as general and administrative expense in the statement of operations for the year ended September 30, 2005.

      A summary of the Company's stock warrant activity and related information is as follows:

                                                                 Weighted
                                                                  Average
                                                    Number of    Exercise
                                                     Shares        Price
                                                   ----------   ----------
      Outstanding at September 30, 2003                    --   $       --

        Granted                                            --           --
        Exercised                                          --           --
        Forfeited                                          --           --
                                                   ----------   ----------

      Outstanding at September 30, 2004                    --           --

        Granted                                     1,587,237         0.46
        Exercised                                          --           --
        Forfeited                                          --           --
                                                   ----------   ----------

      Outstanding at September 30, 2005             1,587,237   $     0.46
                                                   ==========

      Exercisable at September 30, 2005             1,587,237
                                                   ==========

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

11.   Stock Warrants, continued

      Following is a summary of outstanding stock warrants at September 30, 2005:

      Number of               Expiration   Weighted Average
       Shares       Vested       Date       Exercise Price
      ---------   ---------   ----------   ----------------
      1,100,000   1,100,000      2009           $0.50
        119,318     119,318      2009           $0.48
        106,875     106,875      2009           $0.35
        121,818     121,818      2009           $0.36
        139,226     139,226      2009           $0.30
      ---------   ---------
      1,587,237   1,587,237
      =========   =========

12.   Related Party Transactions

      During the year ended September 30, 2005, the Company issued 2,000,000 shares of its common stock as payment of accrued compensation of $40,000 owed to an officer of the Company. However, based on the quoted market price of the Company's common stock of $0.17 per share the Company recorded additional compensation expense of $300,000 in the statement of operations for the year ended September 30, 2005.

      During the year ended September 30, 2004, the Company's chief executive officer directly paid vendors on behalf of the Company in the total amount of $23,559. In addition, the chief executive officer advanced the Company $6,000. During the year ended September 30, 2004, the Company issued the chief executive officer 295,587 shares of the Company's common stock to reimburse him for these transactions. However, based on the quoted market price of the Company's common stock of $0.75 per share the Company recorded additional compensation expense of $192,000 in the statement of operations for the year ended September 30, 2004.

      During the year ended September 30, 2004, the Company recognized revenue of $19,213 from cash sales of product to a stockholder and consultant to the Company.

13.   Non-Cash Investing and Financing Activities

      During the years ended September 30, 2005 and 2004, the Company engaged in certain non-cash investing and financing activities as follows:

                                                             2005           2004
                                                         ------------   ------------
      Issuance of note payable for funding costs         $    188,843   $         --
                                                         ============   ============

      Common stock issued for funding costs              $    171,157   $         --
                                                         ============   ============

      Common stock issued for conversion of notes        $     73,000   $         --
                                                         ============   ============

      Issuance of common stock as payment of liability   $     52,512   $     60,773
                                                         ============   ============

      Transfer of property for reduction in accrued
        liability                                        $         --   $      3,632
                                                         ============   ============

                                    Continued

                            HEALTHRENU MEDICAL, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued
                                   ----------

13.   Non-Cash Investing and Financing Activities, continued

      Sale of common stock for subscription
        receivable recorded in other current
        assets                                      $         --   $      2,500
                                                    ============   ============
      Sale of assets for reduction in liabilities:
        Accounts receivable                         $         --   $      1,994
                                                    ============   ============

        Other asset                                 $         --   $         64
                                                    ============   ============

        Fixed assets                                $         --   $     50,129
                                                    ============   ============

        Notes payable                               $         --   $    (15,403)
                                                    ============   ============

        Accounts payable                            $         --   $    (52,252)
                                                    ============   ============

14.   Restatement of Financial Statements

      The accompanying financial statements have been restated to reflect the correction of the accounting for a beneficial conversion feature, stock based compensation and the recording of a gain on sale of assets. The price used to value the beneficial conversion feature and stock based compensation has been restated to reflect the value based on the quoted market price of the common stock issued on the date of the transaction. As a result of this restatement, the Company recorded an additional $471,667 and $930,786 of interest and compensation expense and reduced the gain on sale of assets by $-0- and $15,468 during the years ended September 30, 2005 and 2004, respectively. The effect of the restatement on the September 30, 2005 financial statements is as follows:

                                                     As Previously
                                                        Reported      As Restated
                                                       -----------    -----------
         Net loss                                      $(1,520,735)   $(1,992,402)
                                                       -----------    -----------

         Additional paid-in capital                    $ 3,198,751    $ 4,616,672
                                                       -----------    -----------

         Accumulated deficit                           $(3,378,034)   $(4,795,955)
                                                       -----------    -----------

         Basic and diluted net loss per common share   $     (0.06)   $     (0.07)
                                                       -----------    -----------


      The effect of the restatement on the September 30, 2004 financial statements is as follows:

                                                     As Previously
                                                        Reported      As Restated
                                                       -----------    -----------
         Net loss                                      $  (533,377)   $(1,479,631)
                                                       -----------    -----------

         Additional paid-in capital                    $ 1,635,657    $ 2,581,911
                                                       -----------    -----------

         Accumulated deficit                           $(1,857,299)   $(2,803,553)
                                                       -----------    -----------

         Basic and diluted net loss per common share   $     (0.03)   $     (0.08)
                                                       -----------    -----------

                            HEALTHRENU MEDICAL, INC.

                                  BALANCE SHEET
                                December 31, 2005

                                                                 December 31,
                                                                      2005
                                                                  (Unaudited)
                                                                 ------------
                                     ASSETS

Current assets:
  Cash and cash equivalents                                      $        226
  Accounts receivable                                                   1,689
  Inventories                                                          22,042
  Prepaid expense                                                       2,146
                                                                 ------------

    Total current assets                                               26,103

Property and equipment, net                                            13,545
                                                                 ------------

      Total assets                                               $     39,648
                                                                 ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                               $    218,810
  Accounts payable-stockholder                                             --
  Accrued liabilities                                                  41,057
  Note payable                                                        188,843
  Convertible notes payable                                            56,001
                                                                 ------------

    Total current liabilities                                         504,711
                                                                 ------------

Stockholders' equity:
  Convertible preferred stock, Series 2000A, $0.001 par value;
    1,500,000 shares authorized, 1,763 shares issued and
    outstanding at December 31 2005 and September 30, 2004                  2
  Common stock, $.001 par value; 150,000,000 shares authorized,
    26,082,089 and 25,619,589 shares issued and outstanding at
    December 31, 2005 and September 30, 2005,respectively              26,082
  Additional paid-in capital                                        4,617,460
  Accumulated deficit                                              (5,108,607)
                                                                 ------------

      Total stockholders' equity                                     (465,063)
                                                                 ------------

        Total liabilities and stockholders' equity               $     39,648
                                                                 ============

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.

                   UNAUDITED CONDENSED STATEMENT OF OPERATIONS
              for the three months ended December 31, 2005 and 2004

                                                              Three Months Ended
                                                                  December 31,
                                                             2005              2004
                                                        --------------    --------------
Sales                                                   $        5,364    $        3,753

Cost of sales                                                    1,083               948
                                                        --------------    --------------

    Gross profit (loss)                                          4,281             2,805

General and administrative expenses                            255,266           349,278
                                                        --------------    --------------

    Loss from operations                                      (250,985)         (346,473)

Interest and financing expense                                 (61,667)              (11)
                                                        --------------    --------------

    Net loss                                            $     (312,652)   $     (346,484)
                                                        ==============    ==============

Weighted average shares outstanding                         25,629,589        26,073,972
                                                        ==============    ==============

Basic and diluted net loss per common share             $        (0.01)   $        (0.01)
                                                        ==============    ==============

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.

         UNAUDITED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) for the three months ended December 31, 2005

                                                              Common        Common      Additional
                                                              Stock         Stock        Paid In      Accumulated
                                  Shares        Amount        Shares        Amount       Capital        Deficit         Total
                               -----------   -----------   -----------   -----------   -----------    -----------    -----------
Balance at September 30, 2005        1,763   $         2    25,619,589   $    25,620   $ 4,616,672    $(4,795,955)   $  (153,661)

Common stock issued for
  consulting services                   --            --        12,500            12         1,238             --          1,250

Rescinding the previous
  cancellation common stock             --            --       450,000           450          (450)            --             --

Net loss                                --            --            --            --            --       (312,652)      (312,652)
                               -----------   -----------   -----------   -----------   -----------    -----------    -----------

Balance at December 31, 2005         1,763   $         2    26,082,089   $    26,082   $ 4,617,460    $(5,108,607)   $  (465,063)
                               ===========   ===========   ===========   ===========   ===========    ===========    ===========

                 See accompanying notes to financial statements.

                            HEALTHRENU MEDICAL, INC.

                   UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
              for the three months ended December 31, 2005 and 2004

                                                                       Three Months Ended
                                                                          December 31,
                                                                      2005           2004
                                                                 ------------    ------------
Cash flows from operating activities:
  Net loss                                                       $   (312,652)   $   (346,484)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation                                                          190             359
    Common stock issued as settlement                                      --             750
    Amortization of debt issuance costs                                45,041              --
    Common stock issued for services                                    1,250         300,000
    Changes in operating assets and liabilities:
      Accounts receivable                                                (973)         (1,389)
      Other current assets                                                 --          (2,086)
      Inventories                                                      (3,854)            665
      Accounts payable                                                100,947         (18,266)
      Accrued liabilities                                              11,325           9,106
                                                                 ------------    ------------

        Net cash used in operating activities                        (158,726)        (57,345)
                                                                 ------------    ------------

Cash flows from investing activities:
  Purchase of fixed assets                                             (4,143)             --
                                                                 ------------    ------------

        Net cash used in investing activities                          (4,143)             --
                                                                 ------------    ------------

Cash flows from financing activities:
  Common stock issued for cash                                             --          30,450
  Proceeds from common stock committed                                     --          25,600
  Payment received on stock subscription receivable                        --           2,500
                                                                 ------------    ------------

        Net cash used by financing activities                              --          58,550
                                                                 ------------    ------------

(Decrease)/Increase in cash and cash equivalents                     (162,869)          1,205

Cash and cash equivalents, beginning of year                          163,095           7,560
                                                                 ------------    ------------

Cash and cash equivalents, end of year                           $        226    $      8,765
                                                                 ============    ============

Supplemental disclosure of cash flow information:
  Cash paid for interest                                         $         --    $         --
                                                                 ============    ============

  Cash paid for income taxes                                     $         --    $         --
                                                                 ============    ============

  Non-cash investing and financing activities:
    Issuance of common stock as payment of liability             $         --    $     52,512
                                                                 ============    ============

                 See accompanying notes to financial statements

                            HEALTHRENU MEDICAL, INC.

                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.    Interim Financial Statements

      The accompanying unaudited interim financial statements have been prepared without audit pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to such rules and regulations. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto of HealthRenu Medical, Inc. (the "Company") included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2005. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods presented have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the respective full year.

2.    Organization

      HealthRenu Medical, Inc. (the "Company"), a Nevada corporation, is headquartered in Houston, Texas. The Company provides raw materials to a third party manufacturing company who produces various skin care products that are purchased and distributed by the Company primarily to the home health care and other medical markets throughout the United States.

      The Company was originally incorporated in Delaware as Health Renu, Inc. in 1997. In September 2003, upon completion of a recapitalization through acquisition of a non-operating public shell, the name was changed to HealthRenu Medical, Inc. The public shell had no significant assets or operations at the date of acquisition. The Company assumed all liabilities of the public shell on the date of the acquisition. The historical financial statements presented herein are those of HealthRenu Medical, Inc., and its predecessor, Health Renu, Inc.

3.    Significant Accounting Policies

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

      Revenue Recognition

      Revenue is recognized when products are shipped and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable and collection is reasonably assured. Sales are reported net of estimated returns, consumer and trade promotions, rebates and freight allowed.

      Concentrations of Credit Risk

      Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable.

                                    Continued

                            HEALTHRENU MEDICAL, INC.

                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

3.    Significant Accounting Policies, continued

      Concentrations of Credit Risk, continued

      The Company maintains its cash in well-known banks selected based upon management's assessment of the banks' financial stability. Balances may periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits.

      Accounts receivable generally arise from sales of various skin care products to the home health care and other medical markets throughout the United States. Collateral is generally not required for credit granted.

      Cash Equivalents

      For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

      Property and Equipment

      Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to twenty-five years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

      Inventories

      Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or market. Cost is computed using actual costs on a first-in, first-out basis. Since the inventory typically has a very long shelf life, management reviews the inventory on an annual basis and records a reserve for obsolescence when considered necessary. As of December 31, 2005, the Company did not have a reserve for obsolescence.

      Shipping and Delivery Costs

      The cost of shipping and delivery are charged directly to cost of sales at the time of shipment.

      Research and Development

      Research and  development  activities are expensed as incurred,  including
      costs  relating  to  patents  or  rights,   which  may  result  from  such
      expenditures.

      Income Taxes

      The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

                                    Continued

                            HEALTHRENU MEDICAL, INC.

                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

3.    Significant Accounting Policies, continued

      Loss Per Share

      Basic and diluted loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from convertible preferred stock and common stock options and warrants are excluded from the computation as their effect would dilute the loss per share for all periods presented. If the Company had reported net income for the three months ended December 31, 2005 or 2004, the calculation of diluted net income per share would have included 367,919 and -0-, respectively, and 1,763 and 1,763, respectively, of additional common equivalent shares for the Company's stock warrants and convertible preferred stock, respectively.

      Impairment of Long-Lived Assets

      In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset or the asset's estimated fair value to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

      Fair Value of Financial Instruments

      The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

      Comprehensive Income

      Comprehensive income includes such items as unrealized gains or losses on certain investment securities and certain foreign currency translation adjustments. The Company's financial statements include none of the additional elements that affect comprehensive income. Accordingly, comprehensive income (loss) and net income (loss) are identical.

      Stock-Based Compensation

      Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", rather than applying the fair value method prescribed in SFAS No. 123, "Accounting for Stock-Based
      Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure".

      Debt Issuance Costs

      Debt issuance costs are deferred and recognized, using the interest method, over the term of the related debt.

      Reclassifications

      Certain items in the prior period financial statements have been reclassified to conform to the current period financial statement presentation. Such reclassifications had no effect on stockholders' equity (deficit) or net loss.

                                    Continued

                            HEALTHRENU MEDICAL, INC.

                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

4.    Going Concern

      During the three months ended December 31, 2005, the Company has continued to accumulate payables to its vendors and has experienced negative financial results as follows:

      Net loss                                                      $  (312,652)

      Negative cash flows from operations                           $  (158,726)

      Negative working capital                                      $  (478,608)

      Accumulated deficit                                           $(5,108,607)

      Stockholders' deficit                                         $  (465,063)

      Management has developed specific current and long-term plans to address its viability as a going concern as follows:

      o Effective September 2003, the Company entered into a recapitalization transaction with a public shell to gain access to public capital markets, to increase attractiveness of its equity and to create liquidity for stockholders.

      o The Company is also attempting to raise funds through debt and/or equity offerings. If successful, these additional funds will be used to pay down liabilities and to provide working capital.

      o     In the long-term,  the Company  believes that cash flows from growth
            in  its   operations   will  provide  the  resources  for  continued
            operations.

      o In May 2005 the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P., where the Company may periodically sell shares of common stock for a purchase price up to a maximum of $10 million subject to the completion of the registration of the Company's common stock under the Securities Act of 1933.

      There can be no assurance that the Company will have the ability to implement its business plan and ultimately attain profitability. The Company's long-term viability as a going concern is dependent upon three key factors, as follows:

      o The Company's ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations in the near term.

      o     The ability of the Company to control costs and expand revenues.

      o     The  ability  of  the  Company  to   ultimately   achieve   adequate
            profitability   and  cash  flows  from  operations  to  sustain  its
            operations.

5.    Litigation

      The Company is currently a party to certain litigation arising in the normal course of business. Management believes that such litigation will not have a material impact on the Company's financial position or results of operations.

                                    Continued

                            HEALTHRENU MEDICAL, INC.

                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

6.    Convertible Notes Payable

      In August and September 2005 the Company entered into agreements to issue convertible promissory notes and received gross proceeds of $548,000. The notes are for a term of three years and bear interest at 8% per annum, which is payable annually in shares of the Company's common stock. The holder of the note has the option to convert the note at any time on or after the issuance date of the note. The notes are convertible at 85% of the average of the trading prices of the common stock for the ten days ending one day prior to the Company's receipt of the conversion notice. The note holders are also to be granted two warrants to purchase the Company's common stock for each share of common stock issued upon conversion of the notes with each warrant to purchase one share of common stock at an exercise price of 125% and 150%, respectively, of the conversion price of the notes then in effect.

      Based on the conversion price at the date of issuance of the notes, the warrants that would have been granted would have entitled the holders to purchase 3,246,002 shares of the Company's common stock at a price range of $0.40 to $0.66 per share. These warrants, once granted, will expire on October 31, 2009. The Company allocates the proceeds received from convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants as a debt discount was calculated using the Black-Scholes option pricing model with the following assumptions: (i) volatility of 188%, (ii) risk-free interest rate of 4.5%, (iii) dividend rate of -0-%, and (iv) weighted average term of four years. The value allocated to the warrants was estimated to be $120,556 and will be recognized as interest expense over the three-year term of the notes.

      Since the conversion price is less than the Company's stock price on the date of issuance, the Company recorded a $97,297 beneficial conversion feature, which is being amortized as additional interest expense over the three-year term of the notes. In addition, the Company incurred $137,200 in debt issuance costs paid to the broker-dealer as a placement fee and granted warrants to purchase 487,237 shares of the Company's common stock as an additional placement fee to the broker-dealer. The warrants are exercisable at prices ranging from $0.30 to $0.48 per share upon issuance of the notes and expire on October 31, 2009. The fair market value of the warrants issued was determined to be $192,947 using the Black-Scholes option pricing model. The assumptions used in the fair value calculation of the warrants were as follows: (i) weighted average term of four years,
      (ii) volatility of 188%, (iii) dividend rate of -0-% and (iv) risk-free interest rate of 4.5%. The Company will amortize the relative fair value of the warrants to interest expense over the three-year life of the notes using the interest method. Accordingly, the actual weighted average interest rate on these debentures, including the effect of the cost of the beneficial conversion feature, is approximately 45%. During the three months ended December 31, 2005, the Company recognized $45,041 in interest expense related to the amortization of the value of the warrants, the beneficial conversion feature and the additional debt issuance costs recorded on these convertible promissory notes. In the event the debt is settled prior to the maturity date, an expense will be recognized based on the difference between the carrying amount and the amount of the note payment.

                                    Continued

                            HEALTHRENU MEDICAL, INC.

                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

6.    Convertible Notes Payable, continued

      Following is an analysis of the convertible note balance as of and during the year ended September 30, 2005:

      Proceeds received from the note holders                        $  548,000
                                                                     ----------

        Total contractual amounts due under the notes                   548,000

      Direct costs of the financing                                    (137,200)
                                                                     ----------

      Net proceeds to the Company                                       410,800

      Value of stock warrants issued as a placement fee                (192,947)

      Value of beneficial conversion feature                            (97,297)

      Allocated value of future warrants to be granted
        to note holders                                                (120,556)
                                                                     ----------

        Convertible notes payable at date of origination                     --

      Amortization of loan costs as of September 30, 2005                10,960

      Amortization of loan costs during the three months
        ended December 31, 2005                                          45,041
                                                                     ----------

          Convertible notes payable at December 31, 2005             $   56,001
                                                                     ==========

7.    Related Party Transaction

During the three months ended December 31, 2004, the Company issued 2,000,000 shares of its common stock as payment of accrued compensation of $40,000 owed to an officer of the Company. However, based on the quoted market price of $0.17 per share the Company recorded additional compensation expense of $300,000 in the statement of operations for the three months ended December 31, 2004.

8.    Restatement of Financial Statements

The accompanying financial statements have been restated to reflect the correction of the accounting for a beneficial conversion feature, stock based compensation and the recording of a gain on sale of assets during the years ended September 30, 2005 and 2004. The price used to value the beneficial conversion feature and stock based compensation has been restated to reflect the value based on the quoted market price of the common stock issued on the date of the transaction. As a result of this restatement, the Company recorded an additional $471,667 and $930,786 of interest and compensation expense and reduced the gain on sale of assets by $-0- and $15,468 during the years ended September 30, 2005 and 2004, respectively. The effect of the restatement on the financial statements for the three months ended December 31, 2005 is as follows:

                                                     As Previously
                                                       Reported     As Restated
         Additional paid-in capital                  $ 3,199,539    $ 4,617,460
                                                     -----------    -----------

         Accumulated deficit                         $(3,690,686)   $(5,108,607)
                                                     -----------    -----------

       The effect of the restatement on the statement of operations for the three months ended December 31, 2004 is as follows:

                                                     As Previously
                                                       Reported     As Restated
         Net loss                                    $   (46,484)   $  (346,484)
                                                     -----------    -----------

         Basic and diluted net loss per common share $     (0.00)   $     (0.01)
                                                     -----------    -----------

===================================================================================================================================
No dealer,  salesperson or other person has been  authorized to give  any  information  or to make  any  representations, other than those  contained or  incorporated by reference in this prospectus,  in connection with the offering  contained
herein.   If   given   or   made,   such   information   and
representations  must  not be  relied  upon as  having  been                     HEALTHRENU MEDICAL, INC.
authorized  by  HealthRenu  Medical,  Inc.  or  the  selling stockholders.  This  prospectus does not constitute an offer to  sell or a  solicitation  of an  offer  to buy any of the securities  offered hereby in any jurisdiction in which such
offer or solicitation  would be unlawful or to any person to                  120,000,000 Shares of Common Stock
whom it is  unlawful  to make  such  offer or  solicitation.
Neither the  delivery of this  prospectus  nor any sale made
hereunder   shall   under  any   circumstances   create  any                        ----------------
implication  that there has been no change in the affairs of
HealthRenu Medical, Inc. since the date hereof.                                        PROSPECTUS

                                                                                    ----------------

                                                                                       _________, 2006

Until ______,  2006, all dealers that effect transactions in these  securities,  whether  or not  participating  in  this offering,  may be required to deliver a prospectus.  This is
in  addition  to  the  dealers'   obligation  to  deliver  a
prospectus when acting as  underwriters  and with respect to their unsold allotments or subscriptions.

====================================================================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and By-laws provide for:

      o indemnification of our directors or persons serving in various business capacities at our request against judgments, penalties, fines and amounts paid in settlement and reasonable expenses actually incurred by such person by reason of the fact that such person is or was serving as provided above in connection with a threatened, pending or completed proceeding, whether civil or criminal, administrative, arbitrative or investigative, any appeal in any of the foregoing, or inquiry or investigation that could lead to such, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and

      o mandatory indemnification of such persons who have been successful in defense of any proceeding against reasonable expenses incurred in connection with such proceeding.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

Registration Fee - Securities and Exchange Commission ...............   $  2,440

Transfer Agent Expenses (2) .........................................   $  2,500

Printing of Registration Statement, Prospectus, etc. (2) ............   $ 20,000

Blue Sky Fee and Expenses(2) ........................................   $  2,500

Accounting Services(2) ..............................................   $ 70,000

Legal Fees(2) .......................................................   $ 90,000

Miscellaneous(2) ....................................................   $ 12,560

     Total ..........................................................   $200,000

----------

(1)   No portion of these expenses will be borne by selling stockholders.

(2)   Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

                                                 Principal
                                                   Amount
                                                 or Number
                                                     of        Price per         Nature of                    Exemption
  Date of Sale                Title              Securities     Security        Transaction                   Claimed(1)
  ------------                -----              ---------     ---------        -----------                   ----------
February 17, 2006            Warrants            3,469,125       $0.20       Warrants issued to        ss.4(2) of the Securities Act
                                                                             placement agent and
                                                                             agents as
                                                                             compensation in
                                                                             connection with
                                                                             2006 private
                                                                             placement.

February 2006           Units consisting of     $600,000        $1,000       Securities issued to      ss.4(2) of the Securities Act
                        8% Secured                                           accredited investors
                        Convertible Notes                                    in private placement
                        and Warrants                                         for cash.

September 23, 2005           Warrants            100,000         $0.42       Warrants issued to        ss.4(2) of the Securities Act
                                                                             accredited investor
                                                                             for services.

September 23, 2005           Warrants            487,237         $0.40       Warrants issued to        ss.4(2) of the Securities Act
                                                                             placement agent and
                                                                             agents as
                                                                             compensation in
                                                                             connection with
                                                                             2005 private
                                                                             placement.

September 23, 2005            Warrants           500,000         $0.42       Warrants issued to        ss.4(2) of the Securities Act
                                                                             placement agent
                                                                             and agents for
                                                                             services under
                                                                             consulting
                                                                             agreement.

September 19, 2005          Common Stock          20,000         $0.30       Shares issued to          ss.4(2) of the Securities Act
                                                                             employees as
                                                                             compensation.

September 19, 2005          Common Stock         271,777         $0.30       Shares issued to          ss.4(2) of the Securities Act
                                                                             Directors as
                                                                             compensation.

August 31, 2005             Common Stock       2,560,807        $0.03-       Shares issued to          ss.4(2) of the Securities Act
                                                                $0.30        Directors and
                                                                             consultant upon
                                                                             conversion of loans.

August and September    Units consisting of     $548,000        $1,000       Securities issued         ss.4(2) of the Securities Act
2005                    8% Unsecured                                         to accredited             and Regulation D thereunder
                        Convertible Notes                                    investors in
                        and Warrants                                         private placement
                                                                             for cash.

July 31, 2005                 Warrants           500,000         $0.42       Warrants issued to        ss.4(2) of the Securities Act
                                                                             accredited investor
                                                                             for services
                                                                             rendered under
                                                                             consulting
                                                                             agreement.

July 18, 2005              Common Stock          500,000         $0.10       Shares issued to          ss.4(2) of the Securities Act
                                                                             individual investor
                                                                             for cash.

June 28, 2005              Common Stock           25,000         $0.10       Shares issued to          ss.4(2) of the Securities Act
                                                                             distributor as
                                                                             compensation.

                                                 Principal
                                                   Amount
                                                 or Number
                                                     of        Price per         Nature of                    Exemption
  Date of Sale                Title              Securities     Security        Transaction                   Claimed(1)
  ------------                -----              ---------     ---------        -----------                   ----------
June 16, 2005              Common Stock          116,000         $0.04-      Shares issued to          ss.4(2) of the Securities Act
                                                                 $0.05       individual
                                                                             investors for cash.

June 14, 2005              Common Stock          830,988         $0.03-      Shares issued to          ss.4(2) of the Securities Act
                                                                 $0.30       Chief Executive
                                                                             Officer and
                                                                             Directors as
                                                                             compensation.

May 23, 2005               Common Stock           90,909         $0.11       Shares issued to          ss.4(2) of the Securities Act
                                                                             placement agent as
                                                                             compensation in
                                                                             connection with
                                                                             standby equity
                                                                             distribution
                                                                             agreement.

May 23, 2005               Common Stock        1,465,065        $0.11        Shares issued to          ss.4(2) of the Securities Act
                                                                             accredited investor
                                                                             as compensation
                                                                             under standby
                                                                             equity distribution
                                                                             agreement.

May 23, 2005             Promissory Note        $188,843        $188,843     Issued to                 ss.4(2) of the Securities Act
                                                                             accredited investor
                                                                             as compensation
                                                                             under standby
                                                                             equity distribution
                                                                             agreement.

January 26, 2005 -         Common Stock        1,718,667         $0.03-      Shares issued to          ss.4(2) of the Securities Act
March 14, 2005                                                   $0.05       individual investor
                                                                             for cash.

November 23, 2004          Common Stock          623,850         $0.03       Shared issued to          ss.4(2) of the Securities Act
                                                                             accredited investor
                                                                             for cash.

November 9, 2004           Common Stock        2,000,000         $0.17       Shares issued to          ss.4(2) of the Securities Act
                                                                             Chief Executive
                                                                             Officer
                                                                             in payment
                                                                             of accrued
                                                                             compensation.

November 9, 2004           Common Stock        1,000,000         $0.03       Shares issued to          ss.4(2) of the Securities Act
                                                                             two investors for
                                                                             cash.

November 9, 2004           Common Stock           25,000         $0.02       Shares issued  to         ss.4(2) of the Securities Act
                                                                             stockholder as
                                                                             reimbursement for
                                                                             credit advanced.

                                                 Principal
                                                   Amount
                                                 or Number
                                                     of        Price per         Nature of                    Exemption
  Date of Sale                Title              Securities     Security        Transaction                   Claimed(1)
  ------------                -----              ---------     ---------        -----------                   ----------
November 9, 2004           Common Stock          694,575         $0.02       Shares issued to          ss.4(2) of the Securities Act
                                                                             Directors as
                                                                             compensation.

September 2004             Common Stock          295,587         $0.75       Issued to Chief           ss.4(2) of the Securities Act
                                                                             Executive Officer
                                                                             as reimbursement
                                                                             for advances and
                                                                             additional
                                                                             compensation.

September  2004            Common Stock        1,000,000         $0.02       Shares issued to          ss.4(2) of the Securities Act
                                                                             two individual
                                                                             investors for cash.

August 2004                Common Stock          337,500         $0.10       Shares issued to          ss.4(2) of the Securities Act
                                                                             two individuals for
                                                                             services.

August 2004                Common Stock           27,000         $0.10       Shares issued to          ss.4(2) of the Securities Act
                                                                             two individuals for
                                                                             cash.

January 12, 2004           Common Stock          187,500         $0.10       Shares issued to          ss.4(2) of the Securities Act
                                                                             Chief Executive
                                                                             Officer as
                                                                             compensation.

December 2003              Common Stock           50,000         $1.00       Shares issued to          ss.4(2) of the Securities Act
                                                                             Chief Executive
                                                                             Officer
                                                                             in cancellation
                                                                             of note payable.

November 2003              Common Stock          450,000         $0.10       Shares issued to          ss.4(2) of the Securities Act
                                                                             Chief Executive
                                                                             Officer as
                                                                             compensation.

September 26, 2003         Common Stock       15,447,699        $0.001       Shares issued to          ss.4(2) of the Securities Act
                                                                             stockholders of
                                                                             acquired company
                                                                             pursuant to
                                                                             exchange agreement.

September 26, 2003         Common Stock          379,902        $379,902     Shares issued to          ss.4(2) of the Securities Act
                                                                             executive officer         and Regulation D thereunder
                                                                             in respect of conversion
                                                                             of notes and accrued
                                                                             wages.

August 1, 2003          Series 2003A             500,000         $0.10       Shares issued to          ss.4(2) of the Securities Act
                        Preferred Stock                                      Chief Executive
                                                                             Officer as
                                                                             compensation.

(1) All transactions described in Item 26 were, in the opinion of the Registrant, exempt from registration under the Securities Act by reason of
Section 4(2) thereof, since the sale of such securities did not involve any public offering. Each person who purchased such securities represented that such shares were purchased for investment and not with a view to any distribution thereof. The purchasers of these securities were officers or directors of the Registrant or persons who were sophisticated in financial matters and had access to information about the Registrant and an opportunity to ask questions of the directors and officers of the Registrant.

Item 27.   EXHIBITS

Exhibit No.                                     Description of Exhibit
2.1        Articles of Merger                                                                                  (2)

2.2        Plan of Merger                                                                                      (2)

2.3        Exchange Agreement                                                                                  (3)

3.1        Articles of Amendment to Articles of Incorporation                                                  (1)

3.2        Articles of Incorporation                                                                           (2)

3.3        Articles of Amendment to Articles of Incorporation                                                  (2)

3.4        Articles of Amendment to Articles of Incorporation                                                  (2)

3.5        Bylaws                                                                                              (2)

3.6        Articles of Amendment to Articles of Incorporation                                                 (10)

4.1        Amended and Restated Standby Equity  Distribution  Agreement dated as of February 3, 2006
           between the Registrant and Cornell Capital Partners, LP                                            (11)

4.2        Registration Rights Agreement dated May 23, 2005 by and between the Registrant and Cornell Capital
           Partners, LP in connection with the Standby Equity Distribution Agreement                           (7)

4.3        Placement Agent Agreement dated as of May 23, 2005 by and among the Registrant, Cornell Capital
           Partners, LP and Monitor Capital, Inc. in connection with the Standby Equity Distribution Agreement (7)

4.4        Intentionally Omitted

4.5        Form of Promissory Note by Registrant in favor of Cornell Capital Partners, LP                      (7)

4.6        Form of 8% Unsecured Convertible Notes                                                              (8)

4.7        Form of 125% Warrant                                                                                (8)

4.8        Form of 150% Warrant                                                                                (8)

4.9        Form of 8% Secured Warrant                                                                         (12)

4.10       Form of Warrants                                                                                   (12)

4.11       Form of Security Agreement                                                                         (12)

5.0        Legal Opinion +

10.1       First Amendment to Office Building Lease Agreement effective as of January 1, 2006 between the
           Registrant and Denmark House Investment, Ltd.                                                      (10)

10.2       Agreement dated July 22, 2004 between the Registrant and Rosel & Adys Inc.                         (10)

10.3       Consulting Agreement between Robert Prokos and the Registrant                                       (5)

10.4       Employment Agreement between Robert Prokos and the Registrant                                       (6)

10.5       Placement Agent Agreement dated as of July 28, 2005 between the Registrant and North Coast
           Securities Corporation                                                                              (9)

10.6       Financial Advisory and Investment Banking Agreement dated as of July 28, 2005 between the
           Registrant and North Coast Securities Corporation                                                   (9)

10.7       Consulting Agreement dated as of July 31, 2005 between the Registrant and MultiGrow Advisors,
           LLC                                                                                                 (9)

10.8       Letter Agreement dated February 3, 2006 between the Registrant and Cornell Capital Partners, LP
           (exhibits omitted)                                                                                 (11)

10.9       Termination Agreement dated February 3, 2006 among the Registrant, Cornell Capital Partners,
           LP and David Gonzalez, Esq.                                                                        (11)

10.10      Placement Agent Agreement dated as of February 3, 2006 between the Registrant and North Coast
           Securities Corporation ++

23.1       Consent of Ham, Langston & Brezina, L.L.P. ++

23.2       Consent of __________ (included in Exhibit 5.0) +

----------

(1) Filed as Exhibits 3.1 and 10.1 to our Form 8-K filed with the Securities and Exchange Commission on August 6, 2003, and incorporated herein by reference.

(2) Filed as Exhibits 2.1, 2.2, 3.1, 3.2, 3.3 and 3.4 to our Form 8-K filed with the Securities and Exchange Commission on September 15, 2003, and incorporated herein by reference.

(3) Filed as Exhibit 2.1 to our Form 8-K filed with the Securities and Exchange Commission on September 29, 2003, and incorporated herein by reference.

(4) Filed as Exhibit 15.1 to our Form 8-K filed with the Securities and Exchange Commission on February 19, 2003 and incorporated herein by reference.

(5) Filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to our Form S-8 filed with the Securities and Exchange Commission on November 26, 2003, and incorporated herein by reference.

(6) Filed as Exhibit 10.2 to our Form 10-QSB filed with the Securities and Exchange Commission on May 24, 2004, and incorporated herein by reference.

(7) Filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to our Form 8-K filed with the Securities and Exchange Commission on May 27, 2005, and incorporated herein by reference.

(8) Filed as Exhibits 10.1, 10.2 and 10.3 to our Form 8-K filed with the Securities and Exchange Commission on September 9, 2005, and incorporated herein by reference.

(9) Filed as Exhibits 10.5, 10.6 and 10.7 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 30, 2005.

(10) Filed as Exhibits 10.1 and 10.2 to our Form 10-KSB/A filed with the Securities and Exchange Commission on April 6, 2006, and incorporated herein by reference.

(11) Filed as Exhibit 4.1, 10.1 and 10.2 to our Form 10-QSB/A filed with the Securities and Exchange Commission on April 6, 2006, and incorporated herein by reference.

+     To be filed by amendment.
++    Exhibit filed herewith in this Registration Statement.

Item 28. UNDERTAKINGS

      The undersigned registrant will:

      (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include  any  addition  or  changed  material  on the  plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, Texas, on April 11, 2006.

                             HEALTHRENU MEDICAL, INC.

                             By:    /s/ Robert W. Prokos
                                ------------------------------------------------
                                        Robert W. Prokos
                                        Chief Executive Officer (Principal
                                        Executive, Financial and Accounting
                                        Officer)

                                POWER OF ATTORNEY

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

      Each person, in so signing, also makes, constitutes and appoints Robert W. Prokos, Chief Executive Officer, his true and lawful attorney-in-fact, in his name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments (including post-effective amendments) to the registration statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 11th day of April, 2006 by the following persons in the capacities indicated.

Signature                                             Title
---------                                             -----

/s/ Robert W. Prokos
------------------------------                        President, Chief Executive
Robert W. Prokos                                      Officer and Director

/s/ Dr. Dianne Love
------------------------------                        Director
Dr. Dianne Love

/s/ David Spencer
------------------------------                        Director
David Spencer

/s/ Dr. Daniel Sparks
------------------------------                        Director
Dr. Daniel Sparks

/s/ Edward Walter Zieverink, III
------------------------------                        Director
Edward Walter Zieverink, III

Exhibit No.                                     Exhibit Index

2.1        Articles of Merger                                                                                  (2)

2.2        Plan of Merger                                                                                      (2)

2.3        Exchange Agreement                                                                                  (3)

3.1        Articles of Amendment to Articles of Incorporation                                                  (1)

3.2        Articles of Incorporation                                                                           (2)

3.3        Articles of Amendment to Articles of Incorporation                                                  (2)

3.4        Articles of Amendment to Articles of Incorporation                                                  (2)

3.5        Bylaws                                                                                              (2)

3.6        Articles of Amendment to Articles of Incorporation                                                 (10)

4.1        Amended and Restated Standby Equity Distribution Agreement dated as of February 3, 2006
           between the Registrant and Cornell Capital Partners, LP                                            (11)

4.2        Registration Rights Agreement dated May 23, 2005 by and between the Registrant and Cornell
           Capital Partners, LP in connection with the Standby Equity Distribution Agreement                   (7)

4.3        Placement Agent Agreement dated as of May 23, 2005 by and among the Registrant, Cornell Capital
           Partners, LP and Monitor Capital, Inc. in connection with the Standby Equity Distribution Agreement (7)

4.4        Intentionally Omitted

4.5        Form of Promissory Note by Registrant in favor of Cornell Capital Partners, LP                      (7)

4.6        Form of 8% Unsecured Convertible Notes                                                              (8)

4.7        Form of 125% Warrant                                                                                (8)

4.8        Form of 150% Warrant                                                                                (8)

4.9        Form of 8% Secured Warrant                                                                         (12)

4.10       Form of Warrants                                                                                   (12)

4.11       Form of Security Agreement                                                                         (12)

5.0        Legal Opinion +

10.1       First Amendment to Office Building Lease Agreement effective as of January 1, 2006 between the
           Registrant and Denmark House Investment, Ltd.                                                      (10)

10.2       Agreement dated July 22, 2004 between the Registrant and Rosel & Adys Inc.                         (10)

10.3       Consulting Agreement between Robert Prokos and the Registrant                                       (5)

10.4       Employment Agreement between Robert Prokos and the Registrant                                       (6)

10.5       Placement Agent Agreement dated as of July 28, 2005 between the Registrant and North Coast
           Securities Corporation                                                                              (9)

10.6       Financial Advisory and Investment Banking Agreement dated as of July 28, 2005 between the
           Registrant and North Coast Securities Corporation                                                   (9)

10.7       Consulting Agreement dated as of July 31, 2005 between the Registrant and MultiGrow Advisors,
           LLC                                                                                                 (9)

10.8       Letter Agreement dated February 3, 2006 between the Registrant and Cornell Capital Partners, LP
           (exhibits omitted)                                                                                 (11)

10.9       Termination Agreement dated February 3, 2006 among the Registrant, Cornell Capital Partners,
           LP and David Gonzalez, Esq.                                                                        (11)

10.10      Placement Agent Agreement dated as of February 3, 2006 between the Registrant and North Coast
           Securities Corporation ++

23.1       Consent of Ham, Langston & Brezina, L.L.P. ++

23.2       Consent of __________ (included in Exhibit 5.0) +

----------

(1) Filed as Exhibits 3.1 and 10.1 to our Form 8-K filed with the Securities and Exchange Commission on August 6, 2003, and incorporated herein by reference.

(2) Filed as Exhibits 2.1, 2.2, 3.1, 3.2, 3.3 and 3.4 to our Form 8-K filed with the Securities and Exchange Commission on September 15, 2003, and incorporated herein by reference.

(3) Filed as Exhibit 2.1 to our Form 8-K filed with the Securities and Exchange Commission on September 29, 2003, and incorporated herein by reference.

(4) Filed as Exhibit 15.1 to our Form 8-K filed with the Securities and Exchange Commission on February 19, 2003 and incorporated herein by reference.

(5) Filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to our Form S-8 filed with the Securities and Exchange Commission on November 26, 2003, and incorporated herein by reference.

(6) Filed as Exhibit 10.2 to our Form 10-QSB filed with the Securities and Exchange Commission on May 24, 2004, and incorporated herein by reference.

(7) Filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to our Form 8-K filed with the Securities and Exchange Commission on May 27, 2005, and incorporated herein by reference.

(8) Filed as Exhibits 10.1, 10.2 and 10.3 to our Form 8-K filed with the Securities and Exchange Commission on September 9, 2005, and incorporated herein by reference.

(9) Filed as Exhibits 10.5, 10.6 and 10.7 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 30, 2005.

(10) Filed as Exhibits 10.1 and 10.2 to our Form 10-KSB/A filed with the Securities and Exchange Commission on April 6, 2006, and incorporated herein by reference.

(11) Filed as Exhibit 4.1, 10.1 and 10.2 to our Form 10-QSB/A filed with the Securities and Exchange Commission on April 6, 2006, and incorporated herein by reference.

+     To be filed by amendment.
++    Exhibit filed herewith in this Registration Statement.